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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The Estée Lauder Companies Inc. 767 Fifth Avenue New York, NY 10153

William P. Lauder Executive Chairman
September 29, 2009

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held on Friday, November 13, 2009, at 10:00 a.m., local time, at the Jumeirah Essex House in New York City, where we will ask you to vote on the election of five nominees as director to serve until the 2012 Annual Meeting of Stockholders and the ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2010 fiscal year.

        This year, we are taking advantage of the Securities and Exchange Commission rule allowing companies to provide their stockholders with access to proxy materials over the Internet. On or about October 2, 2009, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our 2009 Proxy Statement, Fiscal 2009 Annual Report and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

        Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible.

        I look forward to seeing you at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

        Friday, November 13, 2009, at 10:00 a.m., local time

Place:

  Jumeirah Essex House
  Grand Salon
  160 Central Park South
  New York, NY

Items of Business:

  1.
  To elect the five nominees as director to serve until the 2012 Annual Meeting of Stockholders; and

  2.
  To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2010 fiscal year.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary

New York, New York
September 29, 2009

        THE BOARD OF DIRECTORS URGES YOU TO VOTE BY THE INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 13, 2009: The Company's Proxy Statement for the 2009 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2009 are available at http://bnymellon.mobular.net/bnymellon/el.

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ii

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

September 29, 2009

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 13, 2009

Annual Meeting and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company", "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at the Jumeirah Essex House, 160 Central Park South, New York, New York, on Friday, November 13, 2009, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting.

Admission to the Meeting

Admission to the meeting will require a ticket. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership of shares of our Common Stock on September 16, 2009 (the "Record Date"), which you can obtain from your bank, broker or other intermediary, must accompany your letter.

Who May Vote?

Only stockholders of record of shares of Class A Common Stock and Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock so held. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock so held. On September 16, 2009, there were 118,656,688 shares of Class A Common Stock and 78,067,261 shares of Class B Common Stock issued and outstanding.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish to our stockholders this Proxy Statement and our Fiscal 2009 Annual Report by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed to our stockholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

How do I cast my vote if I am a stockholder of record?

If you are a stockholder of record (which means your shares are registered directly in your name with the Company's transfer agent, BNY Mellon Shareowner Services, or you have a physical stock certificate) you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy you may do so by using the Internet or the telephone, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on November 12, 2009. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

How do I cast my vote if my shares are held in "street name"?

If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e., in "street name"), you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank or nominee.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your stock.

If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, such as the ratification of the appointment of KPMG LLP (Item 2).

Important Consideration:    In July 2009, the SEC approved a change to the rules governing discretionary voting by brokers in the election of directors. Starting with this Annual Meeting, the election of directors is no longer a discretionary item and your broker will only be able to vote your shares with respect to the election of directors in the manner in which you instruct your broker. Please follow the instructions provided by your broker so that your vote can be counted.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone or the Internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is October 2, 2009.

What constitutes a quorum?

The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine a quorum.

What if a quorum is not represented at the Annual Meeting?

In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

Directors (Item 1) will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Under our bylaws, ratification of the appointment of KPMG LLP (Item 2) requires the affirmative vote of a majority of the votes cast "For" and "Against" the proposal by holders of Class A Common Stock and Class B Common Stock. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals for these proposals, will have the practical effect of reducing the number of "For" votes needed to approve them.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors to serve until the Annual Meeting of Stockholders in 2012, stockholders may vote in favor of all nominees or withhold their votes as to any or all nominees. Regarding the other proposal to be voted upon, stockholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

1.
FOR the election of all nominees as director; and

2.
FOR the ratification of the appointment of KPMG LLP as independent auditors.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting of Stockholders for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on September 16, 2009 will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours from November 2, 2009 through November 13, 2009 at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report and Form 10-K on the Internet?

Our Proxy Statement (including Notice of Annual Meeting) and Fiscal 2009 Annual Report to Stockholders are available at http://bnymellon.mobular.net/bnymellon/el.

These proxy materials are also available, along with the Annual Report on Form 10-K for the fiscal year ended June 30, 2009, in "Financial Reports" of the "Investors" section of our website at www.elcompanies.com. Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement, Annual Report and Form 10-K by mail, most stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of record can enroll in Investor ServiceDirect™ at www.bnymellon.com/shareowner/isd for online access to future proxy materials.

If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ELECTION OF DIRECTORS
(Item 1)

Board of Directors

        Currently, the Board of Directors is comprised of thirteen directors. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2009 Annual Meeting of Stockholders are Rose Marie Bravo, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., and Barry S. Sternlicht, each of whom has been nominated to stand for re-election as a director at the 2009 Annual Meeting, to hold office until the 2012 Annual Meeting and until his or her successor is elected and qualified. In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or take action to fill the vacancy or vacancies.

The Board recommends a vote FOR each nominee as a director to hold office until the 2012 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2012 (CLASS I)

Rose Marie Bravo, CBE Director since 2003 Age 58	Paul J. Fribourg Director since 2006 Age 55

Ms. Bravo is the former Vice Chairman of Burberry Group Plc. She retired in July 2007. Prior to that she was Burberry's Chief Executive from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer, I. Magnin from 1987 to 1992. Ms. Bravo is a member of the Board of Directors of Tiffany & Co. and Phoenix House.

Ms. Bravo is a member of the Compensation Committee and Stock Plan Subcommittee.
Mr. Fribourg is the Chairman and Chief Executive Officer of Continental Grain Company, which is an international agribusiness and investment company with investments in the poultry and pork businesses, since July 1997. Mr. Fribourg joined Continental Grain Company (formerly known as ContiGroup) in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is a director of Loews Corporation. He also serves as a member of, among others, the JPMorgan Chase National Advisory Board and Rabobank International North American Agribusiness Advisory Board. He has been a member of the Council on Foreign Relations since 1985.

Mr. Fribourg is a member of the Audit Committee.

Mellody Hobson Director since 2005 Age 40	Irvine O. Hockaday, Jr. Director since 2001 Age 73

Ms. Hobson serves as the President of Ariel Investments (Chicago-based investment management firm and adviser to the Ariel Investment Trust) since 2000, and as President and Director of its governing member, Ariel Capital Management Holdings, Inc. She also serves as President (since 2002) and Chairman of the Board of Trustees (Chairman since 2006, trustee since 1993) of the Ariel Investment Trust (registered investment company). Ms. Hobson serves as a director of DreamWorks Animation SKG, Inc. and Starbucks Corporation. She also works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation, and as a board member of the Field Museum, the Chicago Public Education Fund and the Sundance Institute.

Ms. Hobson is a member of the Audit Committee.
Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is a director of the Ford Motor Company (Senior Lead Director; member of the Audit Committee), Sprint Nextel Corporation (former Lead Independent Director; member of the Audit Committee from 1997 until 2000) and Crown Media Holdings.

Mr. Hockaday is Presiding Director and Chair of the Audit Committee.
Barry S. Sternlicht Director since 2004 Age 48

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a private real estate investment firm he formed in 1991. Mr. Sternlicht is also Chairman and Chief Executive Officer of Starwood Property Trust, Inc., which is focused on originating, investing in, financing and managing commercial mortgage debt instruments. From October 2004 until May 2005, he was Executive Chairman of Starwood Hotels & Resorts Worldwide, Inc., a company which he formed in 1995 and of which he was Chairman and Chief Executive Officer from 1995 until October 2004. Mr. Sternlicht is Chairman of the Board of Société du Louvre and Baccarat and serves on the boards of National Golf, the National Advisory Board of JPMorgan Chase, the International Advisory Board of EuroHypo Bank, and Starwood Capital Group affiliates. Mr. Sternlicht is a trustee of Brown University and serves on the boards of numerous civic organizations and charities including the Juvenile Diabetes Research Foundation International's "National Leadership Advocacy Program", Kids in Crisis, The Harvard Club, the Business Committee for the Arts, Inc., and the Center for Christian-Jewish Understanding. Mr. Sternlicht is a member of the Committee to Encourage Corporate Philanthropy, the Presidential Tourism and Travel Advisory Board, the Young Presidents Organization, the World Travel and Tourism Council and the Urban Land Institute.

Mr. Sternlicht is a member of the Compensation Committee and Stock Plan Subcommittee.

INCUMBENT DIRECTORS—TERM EXPIRING 2010 (CLASS II)

Aerin Lauder Director since 2004 Age 39	William P. Lauder Director since 1996 Age 49

Ms. Lauder became Senior Vice President, Creative Director for the Estée Lauder brand in July 2004. From April 2001 through June 2004 she was Vice President of Global Advertising for the brand. From 1997 through April 2001, she was Executive Director, Creative Marketing, helping to define and enhance the Estée Lauder brand image. Prior to 1997, she was Director, Creative Product Development since 1995. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Junior Associates of the Museum of Modern Art, The Metropolitan Museum of Art's Costume Institute Visiting Committee, the Board of Trustees of Thirteen/WNET and the Advisory Board of the New York Botanical Garden.
Mr. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, he was Group President responsible for the worldwide business of the Clinique and Origins brands and the Company's retail store and on-line operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y, the Partnership for New York City, GLG Partners Inc. and the Advisory Board of Zelnick Media.

Mr. Lauder is a member of the Nominating and Board Affairs Committee.

Lady Lynn Forester de Rothschild Director since 2000 Age 55	Richard D. Parsons Director since 1999 Age 61

Lady de Rothschild has been Chief Executive of E L Rothschild LLC, a private investment company, since June 2002. From 2004 to 2007, she was Co-Chair of FieldFresh Pvt. Ltd., a joint venture with Bharti Enterprises established to develop Indian agriculture. From 1989 to 2002, Lady de Rothschild was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned and managed various telecommunications companies worldwide. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989. Lady de Rothschild is a director of The Economist Newspaper Limited (member of the Audit Committee) and of Starwood Property Trust, Inc. She is Chair of the American Fund for the Tate and Friends of the FIA (Fondo per L'Ambiente Italiano). She is a Trustee of the Peterson Institute of International Economics (USA), the Outward Bound Trust (UK), the ERANDA Foundation (de Rothschild foundation), the Alfred Herrhausen Society for International Dialogue of Deutsche Bank, Hand in Hand International and the Global Commercial Microfinance Advisory Board of Deutsche Bank Microfinance Consortium. Lady de Rothschild is a member of the Council on Foreign Relations (USA), Chatham House (UK) and the Foreign Policy Association. She served as a member of the National Information Infrastructure Advisory Committee and as the Secretary of Energy Advisory Board under President Clinton and the U.N. Advisory Committee on Inclusive Financial Services.

Lady de Rothschild is Chair of the Nominating and Board Affairs Committee.
Mr. Parsons became Chairman of the Board of Citigroup Inc. in February 2009 where he has served as a director (member of the Personnel and Compensation Committee and Chairman of the Nominating and Governance Committee) since 1996. From May 2003 until his retirement in December 2008, he served as Chairman of the Board of Time Warner. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, he was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp,  Inc. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the Boards of The American Museum of Natural History and The Museum of Modern Art. He is also a trustee of Howard University.

Mr. Parsons is Chair of the Compensation Committee and is a member of the Nominating and Board Affairs Committee.

INCUMBENT DIRECTORS—TERM EXPIRING 2011 (CLASS III)

Charlene Barshefsky Director since 2001 Age 59	Leonard A. Lauder Director since 1958 Age 76

Ambassador Barshefsky is Senior International Partner at the law firm of WilmerHale in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from March 1997 to January 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from June 1993 to March 1997. From February 2001 until July 2001, Ambassador Barshefsky was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in Washington, D.C. Ambassador Barshefsky is also a director of American Express Company, Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation. She is also on the Board of Directors of the Council on Foreign Relations, and a Trustee of the Howard Hughes Medical Institute.

Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.
Mr. Lauder is Chairman Emeritus of the Company and a member of the Board of Directors. He was Chairman of the Board of Directors from 1995 through June 2009 and served as the Company's Chief Executive Officer from 1982 through 1999 and President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining, he has held various positions, including executive officer positions other than those described above. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of The University of Pennsylvania, a Trustee of The Aspen Institute and the co-founder and director of the Alzheimer's Drug Discovery Foundation. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.
Jane Lauder Director since 2009 Age 36	Fabrizio Freda Director since 2009 Age 52

Ms. Lauder became Senior Vice President/General Manager of the Origins brand in July 2008. From July 2006 until July 2008 she was Senior Vice President, Global Marketing for Clinique. From 2003 through July 2006, Ms. Lauder was Vice President of Marketing for BeautyBank where she spearheaded the creation and launch of the skin care and cosmetics line, American Beauty, as well as Flirt! From 2001 through 2003 she was Vice President of Marketing for the stila brand. Ms. Lauder began her career with the Company in 1996 at Clinique.
Mr. Freda is President and Chief Executive Officer of the Company. From March 2008 through June 2009, he was President and Chief Operating Officer where he was instrumental in designing the Company's long-term strategic plan and oversaw the Clinique, Bobbi Brown, La Mer, Jo Malone, Aveda, and Bumble and bumble brands and the Aramis and Designer Fragrances division. He also was responsible for the Company's International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company ("P&G"), where he was responsible for various operating, marketing and key strategic efforts for over 20 years. From 2001 through 2007 Mr. Freda was President, Global Snacks, at P&G. Mr. Freda also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988 he directed marketing and strategic planning for Gucci SpA.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 16, 2009 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors or nominees, (iii) each of the current or former executive officers whose names appear in the summary compensation table, and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock(1)		Class B Common Stock		Voting Power †
Name of Beneficial Owner	Number (2)%		Number	%	%
Leonard A. Lauder (3)(4)	3,915,669	3.3%	40,220	0.1%	0.5%
Leonard A. Lauder 2008 Marital Trust (3)(5)	2,624,302	2.2%	42,705,540	54.7%	47.8%
Ronald S. Lauder (3)(6)	364,755	0.3%	8,402,890	10.8%	9.4%
William P. Lauder (3)(7)	1,172,485	1.0%	6,521,254	8.4%	7.4%
Gary M. Lauder (3)(8)	5,234	*	3,281,324	4.2%	3.7%
Aerin Lauder (3)(9)	21,970	*	5,902,545	7.6%	6.6%
Jane Lauder (10)	21,479	*	—	—	*
Joel S. Ehrenkranz, as trustee (3)(11)	2,624,302	2.2%	45,963,994	58.9%	51.4%
Richard D. Parsons, individually and as trustee (3)(12)	59,315	0.1%	11,674,520	15.0%	13.0%
George W. Schiele, as trustee (3)(13)	2,624,302	2.2%	42,705,540	54.7%	47.8%
Ira T. Wender, as trustee (3)(14)	—	—	40,220	0.1%	*
Charlene Barshefsky (15)	52,183	*	—	—	*
Rose Marie Bravo (16)	42,348	*	—	—	*
Paul J. Fribourg (17)	21,257	*	—	—	*
Mellody Hobson (18)	25,738	*	—	—	*
Irvine O. Hockaday, Jr. (19)	50,395	*	—	—	*
Lynn Forester de Rothschild (20)	52,421	*	—	—	*
Barry S. Sternlicht (21)	75,956	0.1%	—	—	*
Fabrizio Freda (22)	10,361	*	—	—	*
Daniel J. Brestle (23)	756,551	0.6%	—	—	0.1%
John Demsey (24)	71,296	0.1%	—	—	*
Cedric Prouvé (25)	372,722	0.3%	—	—	*
Richard W. Kunes (26)	232,381	0.2%	—	—	*
Capital World Investors (27)	12,381,240	10.4%	—	—	1.4%
FMR LLC (28)	7,214,902	6.1%	—	—	0.8%
Morgan Stanley (29)	7,950,377	6.7%	—	—	0.9%
All directors and executive officers as a group (23 persons) (30)	7,112,596	5.9%	32,541,429	41.7%	36.9%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons on September 16, 2009.

*
Less than 0.1%

(1)
Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below—see "Certain Relationships and Related Transactions—Lauder Family Relationships and Compensation"). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2)
The number of shares of Class A Common Stock includes shares owned, shares underlying stock units payable in shares that are vested or expected to be paid out by November 15, 2009 and exercisable options (regardless of whether such options were in-the-money on September 16, 2009). The stock units included in the table that are beneficially owned by the non-employee directors represent the stock portion of their annual retainers plus dividend equivalents. Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit. Restricted stock units shown for Mr. W. Lauder, Mr. Freda, Mr. Brestle, Mr. Demsey, Mr. Prouvé and Mr. Kunes, and restricted stock units in respect of 16,190 shares of Class A Common Stock for the other executive officers are subject to withholding of shares for payment of taxes and are expected to vest and be paid out on November 2, 2009.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder and Gary M. Lauder, each individually and as trustees of various trusts, Aerin Lauder, as trustee, Ira T. Wender, as trustee, Joel S. Ehrenkranz, as trustee, Richard D. Parsons, as trustee, and George W. Schiele, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or the trust's shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters) and one person, if any, designated by each as a director of the Company. See notes (4) and (6) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders' Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows:

          (a)   3,500,669 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Ronald S. Lauder, as co-trustee, and investment power with Ronald S. Lauder and Ira T. Wender, as co-trustees;

          (c)   390,000 shares of Class A Common Stock owned by Evelyn H. Lauder (shares owned by Evelyn H. Lauder are not subject to the Stockholders' Agreement);

          (d)   25,000 shares of Class A Common Stock underlying exercisable options held by Evelyn H. Lauder.
  Mr. L. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and options owned by his wife, Evelyn H. Lauder. Shares owned by Mrs. Lauder and The Estée Lauder 2002 Trust are not subject to the Stockholders' Agreement.

(5)
The Leonard A. Lauder 2008 Marital Trust (the "LAL 2008 Trust") is a trust established by Leonard A. Lauder for the benefit of Evelyn H. Lauder, himself and his descendants and is the majority stockholder of LAL Family Corporation ("LALFC"), which is the sole general partner of LAL Family Partners L.P. ("LALFP"). The LAL 2008 Trust and its two trustees, George W. Schiele and Joel S. Ehrenkranz, may be deemed to be the beneficial owners of 2,624,302 shares of Class A Common Stock and 42,705,540 shares of Class B common Stock owned directly by LALFP.

On September 22, 2009, LALFP exchanged 1,280,456 shares of Class A Common Stock for an identical number of shares of Class B Common Stock with The 1992 GRAT

  Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others. Also on September 22, 2009, LALFP exchanged 1,343,846 shares of Class A Common Stock for an identical number of shares of Class B Common Stock with 1992 The GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others.

  If the exchanges took place on or before the Record Date, the voting power set forth in the table for the LAL 2008 Trust would have been 50.4%, the voting power of Mr. W. Lauder would have been 4.7%, the voting power of Mr. G. Lauder would have been 1.0% and the voting power of Mr. Schiele would have been 50.4%. The voting power of Mr. Ehrenkranz would remain 53%.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

          (a)   57,553 shares of Class A Common Stock and 8,359,488 shares of Class B Common Stock directly and with respect to which he has sole voting and shares investment power as described below;

          (b)   3,182 shares of Class A Common Stock and 3,182 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power;

          (c)   40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Leonard A. Lauder, as co-trustee, and investment power with Leonard A. Lauder and Ira T. Wender, as co-trustees;

          (d)   36,457 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power;

          (e)   150,306 shares of Class A Common Stock as a Director of the Neue Galerie New York and with respect to which he shares voting and investment power; and

          (f)    117,257 shares of Class A Common Stock as a Director of The Jewish Renaissance Foundation with respect to which he shares voting and investment power.
  Shares owned by Neue Galerie New York and The Jewish Renaissance Foundation are not subject to the Stockholders' Agreement. Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, the Ronald S. Lauder Foundation, Neue Galerie New York and The Jewish Renaissance Foundation. 8,359,488 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under a loan facility with a group of banks as to which he has sole voting power and shares investment power with the collateral agent pledgee.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

          (a)   45,927 shares of Class A Common Stock and 3,262,800 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   1,914,608 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Joel S. Ehrenkranz, as co-trustees;

          (c)   1,343,846 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others with respect to which he shares voting power with Gary M. Lauder and Joel S. Ehrenkranz, as co-trustees;

          (d)   1,100,000 shares of Class A Common Stock underlying exercisable options held by Mr. W. Lauder; and

          (e)   26,558 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Mr. W. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Excludes stock options with respect to 388,652 shares of Class A Common Stock granted to Mr. W. Lauder under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 25,998 shares and restricted stock units in respect of 8,666 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 21, 2007; (b) performance share unit awards with a target payout of 26,207 shares and restricted stock units in respect of 17,472 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 11, 2008; and (c) performance share unit awards with a target payout of 14,706 shares and restricted stock units in respect of 39,201 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 2 and 3, 2009. See Note 5 above regarding transactions that took place after the Record Date.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

          (a)   1,343,846 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Joel S. Ehrenkranz, as co-trustees;

          (b)   1,914,608 shares of Class B Common Stock as co-trustee of a trust established by Leonard A. Lauder for the benefit of William P. Lauder and others with respect to which he shares voting power with William P. Lauder and Joel S. Ehrenkranz, as co-trustees; and

          (c)   5,234 shares of Class A Common Stock and 22,870 shares of Class B Common Stock as custodian for his nieces.
  Mr. G. Lauder disclaims beneficial ownership of the shares held by him as custodian and of the shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Gary M. Lauder's business address is ActiveVideo Networks, Inc., 333 W. San Carlos St., Suite 400, San Jose, California 95110. See Note 5 above regarding transactions that took place after the Record Date.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

          (a)   258 shares of Class A Common Stock and 750,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   5,152,545 shares of Class B Common Stock as sole trustee of the Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust;

          (c)   21,249 shares of Class A Common Stock underlying exercisable options held by Ms. A. Lauder; and

          (d)   463 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Excludes stock options with respect to 4,868 shares of Class A Common Stock granted to Ms. A. Lauder under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) restricted stock units in respect of 139 shares that were granted to Ms. A. Lauder by the Stock Plan Subcommittee on September 21, 2007; (b) restricted stock units in respect of 371 shares that were granted to Ms. A. Lauder by the Stock Plan Subcommittee on September 11, 2008; and (c) restricted stock units in respect of 650 shares that were granted to Ms. A. Lauder by the Stock Plan Subcommittee on September 2, 2009.
  Richard D. Parsons is trustee of certain trusts for the benefit of Ms. A. Lauder that hold shares of Class B Common Stock. See Note 12.

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

          (a)   618 shares of Class A Common Stock directly with respect to which she has sole voting and investment power;

          (b)   18,916 shares of Class A Common Stock underlying exercisable options held by Ms. J. Lauder; and

          (c)   1,945 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Excludes stock options with respect to 28,584 shares of Class A Common Stock granted to Ms. J. Lauder under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) restricted stock units in respect of 139 shares that were granted to Ms. J. Lauder by the Stock Plan Subcommittee on September 21, 2007; (b) restricted stock units in respect of 2,778 shares that were granted to Ms. J. Lauder by the Stock Plan Subcommittee on September 11, 2008; and (c) performance share unit awards with a target payout of 2,334 shares and restricted stock units in respect of 2,334 shares that were granted to Ms. J. Lauder by the Stock Plan Subcommittee on September 2, 2009.
  Richard D. Parsons is trustee of certain trusts for the benefit of Ms. J. Lauder that hold shares of Class B Common Stock. See Note 12.

(11)
Includes shares owned beneficially or deemed to be owned beneficially by Joel S. Ehrenkranz as follows:

          (a)   2,624,302 shares of Class A Common Stock and 42,705,540 shares of Class B Common Stock as co-trustee of the LAL 2008 Trust, which is the majority stockholder of LALFC, which is the sole general partner of LALFP, and with respect to which he shares investment power with George W. Schiele;

          (b)   1,914,608 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and with respect to which he shares investment power with William P. Lauder and Gary M. Lauder, as co-trustees; and

          (c)   1,343,846 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder with respect to which he shares investment power with Gary M. Lauder and William P. Lauder, as co-trustees.
  Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152. See Note 5 above regarding transactions that took place after the Record Date.

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

          (a)   2,221 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   3,369 shares of Class A Common Stock underlying stock units payable in shares;

          (c)   53,725 shares of Class A Common Stock underlying options that are exercisable (or which will be exercisable on November 7, 2009); and

          (d)   11,674,520 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power.
  Mr. Parsons disclaims beneficial ownership of the shares held in trust. Mr. Parson's business address is 630 Fifth Avenue, New York, New York 10111.

(13)
Includes 2,624,302 shares of Class A Common Stock and 42,705,540 shares of Class B Common Stock owned beneficially or deemed to be owned beneficially as co-trustee of the LAL 2008 Trust, which is the majority stockholder of LALFC, which is the sole general partner of LALFP, and with respect to which he shares investment power with Joel S. Ehrenkranz.

  Mr. Schiele disclaims beneficial ownership of all such shares. Mr. Schiele's business address is 19 Hill Rd., Greenwich, Connecticut 06830. See Note 5 above regarding transactions that took place after the Record Date.

(14)
Ira T. Wender is co-trustee of The Estée Lauder 2002 Trust which owns 40,220 shares of Class B Common Stock. He shares investment power with Leonard A. Lauder and Ronald S. Lauder. Mr. Wender disclaims beneficial ownership of such shares. Mr. Wender's business address is 1540 Broadway, New York, New York 10036.

(15)
Includes shares owned beneficially by Charlene Barshefsky as follows:

          (a)   2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   3,466 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   46,717 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 7, 2009).

(16)
Includes shares owned beneficially by Rose Marie Bravo as follows:

          (a)   4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   1,874 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   36,474 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 7, 2009).

(17)
Includes shares owned beneficially by Paul J. Fribourg as follows:

          (a)   2,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   705 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   18,552 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 7, 2009).
  Mr. Fribourg also holds stock units payable in cash in respect of 7,520 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 16, 2009. Such units are excluded from the table, because they are not payable in shares.

(18)
Includes shares owned beneficially by Mellody Hobson as follows:

          (a)   3,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   2,738 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   20,000 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 7, 2009).
  Ms. Hobson also holds stock units payable in cash in respect of 10,290 shares of Class A Common Stock, which represent retainers and fees deferred by her prior to September 16, 2009. Such units are excluded from the table, because they are not payable in shares.

(19)
Includes shares owned beneficially by Irvine O. Hockaday, Jr. as follows:

          (a)   3,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   5,070 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   42,325 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 7, 2009).
  Mr. Hockaday also holds stock units payable in cash in respect of 25,884 shares of Class A

  Common Stock, which represent retainers and fees deferred by him prior to September 16, 2009. Such units are excluded from the table, because they are not payable in shares.

(20)
Includes shares owned beneficially by Lady Lynn Forester de Rothschild as follows:

          (a)   2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   3,369 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   47,052 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 7, 2009).
  Lady de Rothschild also holds stock units payable in cash in respect of 22,981 shares of Class A Common Stock, which represent retainers and fees deferred by her prior to September 16, 2009. Such units are excluded from the table, because they are not payable in shares.

(21)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

          (a)   27,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   18,000 shares of Class A Common Stock indirectly through three family trusts;

          (c)   2,033 shares of Class A Common Stock underlying stock units payable in shares; and

          (d)   28,923 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 7, 2009).
  Mr. Sternlicht also holds stock units payable in cash in respect of 11,190 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 16, 2009. Such units are excluded from the table, because they are not payable in shares.

(22)
Includes shares owned beneficially by Fabrizio Freda as follows:

          (a)   170 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   10,191 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Excludes stock options with respect to 352,305 shares of Class A Common Stock granted to Mr. Freda under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 30,574 shares and restricted stock units in respect of 20,383 shares that were granted to Mr. Freda by the Stock Plan Subcommittee on September 11, 2008; (b) restricted stock units in respect of 119,403 shares that were granted to Mr. Freda by the Stock Plan Subcommittee on July 1, 2009; and (c) performance share unit awards with a target payout of 29,412 shares and restricted stock units in respect of 49,825 shares that were granted to Mr. Freda by the Stock Plan Subcommittee on September 2 and 3, 2009.

(23)
Includes shares owned beneficially by Daniel J. Brestle as follows:

          (a)   38,847 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   699,999 shares of Class A Common Stock underlying options that are exercisable; and

          (c)   17,705 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Excludes stock options with respect to 200,001 shares of Class A Common Stock granted to Mr. Brestle under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 17,332 shares and restricted stock units in respect of 5,778 shares that were granted to Mr. Brestle by the Stock Plan Subcommittee on September 21, 2007; and (b) performance share unit awards with a target payout of 17,471 shares and restricted stock units in respect of 11,648 shares that were granted to Mr. Brestle by the Stock Plan Subcommittee on September 11, 2008.

(24)
Includes shares owned beneficially by John Demsey as follows:

          (a)   6,826 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   54,167 shares of Class A Common Stock underlying options that are exercisable; and

          (c)   10,303 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Excludes stock options with respect to 188,334 shares of Class A Common Stock granted to Mr. Demsey under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 10,833 shares and restricted stock units in respect of 3,611 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 21, 2007; (b) performance share unit awards with a target payout of 10,919 shares and restricted stock units in respect of 7,280 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 11, 2008; and (c) performance share unit awards with a target payout of 11,723 shares and restricted stock units in respect of 18,982 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 2 and 3, 2009.

(25)
Includes shares owned beneficially by Cedric Prouvé as follows:

          (a)   18,142 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   344,999 shares of Class A Common Stock underlying options that are exercisable; and

          (c)   9,581 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Excludes stock options with respect to 180,001 shares of Class A Common Stock granted to Mr. Prouvé under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 8,666 shares and restricted stock units in respect of 2,889 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 21, 2007; (b) performance share unit awards with a target payout of 10,919 shares and restricted stock units in respect of 7,280 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 11, 2008; and (c) performance share unit awards with a target payout of 11,723 shares and restricted stock units in respect of 15,627 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 2 and 3, 2009.

(26)
Includes shares owned beneficially or deemed to be owned beneficially by Richard W. Kunes as follows:

          (a)   17,088 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   6,440 shares of Class A Common Stock owned by his wife;

          (c)   199,999 shares of Class A Common Stock underlying options that are exercisable; and

          (d)   8,854 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009.
  Excludes stock options with respect to 160,001 shares of Class A Common Stock granted to Mr. Kunes under the Company's share incentive plans that were not yet exercisable as of September 16, 2009. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 8,666 shares and restricted stock units in respect of 2,889 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 21, 2007; (b) performance share unit awards with a target payout of 8,736 shares and restricted stock units in respect of 5,824 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 11, 2008; and (c) performance share unit awards with a target payout of 10,421 shares and restricted stock units in respect of 14,058 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 2 and 3, 2009.

(27)
Based on a Schedule 13G filed on April 9, 2009 by Capital World Investors, 333 South Hope Street, Los Angeles, California 90071, Capital World Investors may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 12,381,240 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(28)
Based on a Schedule 13G filed on February 17, 2009 by FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109, FMR LLC may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 7,214,902 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(29)
Based on a Schedule 13G filed on September 10, 2009 by Morgan Stanley, 1585 Broadway, New York, NY 10036, Morgan Stanley may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 7,950,377 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(30)
See notes (2) through (4), (6), (7), (9), (10), (12), (15) through (22), and (24) through (26). Includes for executive officers not named in the table:

          (a)   30,344 shares of Class A Common Stock;

          (b)   16,190 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on November 2, 2009; and

          (c)   503,331 shares of Class A Common Stock underlying options that are exercisable.
  Excludes stock options with respect to an aggregate of 315,003 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table, that were outstanding on September 16, 2009 but were not yet exercisable. Also excludes for the non-named executives shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 12,999 shares and restricted stock units in respect of 4,335 shares that were granted to such executives by the Stock Plan Subcommittee on September 21, 2007; (b) performance share unit awards with a target payout of 21,840 shares and restricted stock units in respect of 14,560 shares that were granted to such executives by the Stock Plan Subcommittee on September 11, 2008; and (c) performance share unit awards with a target payout of 28,656 shares and restricted stock units in respect of 41,516 shares that were granted to such executives by the Stock Plan Subcommittee on September 2 and 3, 2009.

Additional Information Regarding the Board of Directors

        Stockholders' Agreement.     All Lauder Family Members (other than Jane Lauder and The 4202 Corporation) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company (the "Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters) and one person, if any, designated by each as a director of the Company. The term "Lauder Family Member" is defined later in this Proxy Statement (see "Certain Relationships and Related Transactions—Lauder Family Relationships and Compensation"). Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 16, 2009, shares of Common Stock having approximately 83.5% of the voting power of the Company. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder and Aerin Lauder and Jane Lauder are the nominees of Ronald S. Lauder. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

        Board Committees.     The Board of Directors has established three standing committees—the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee) and the Nominating and Board Affairs Committee. Current copies of the charters for each of these Committees may be found in the "Investors" section of the Company's website: www.elcompanies.com under the heading "Corporate Governance." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Company is a "controlled company" under the rules of the New York Stock Exchange because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have otherwise required provisions in their charters. The Board of Directors currently has also determined to use the two remaining exemptions, and thus will not require that the Nominating and Board Affairs Committee and Compensation Committee be comprised solely of independent directors.

        The Audit Committee members are Irvine O. Hockaday, Jr., Chair, Mellody Hobson and Paul J. Fribourg. The Board of Directors has determined that Mr. Hockaday, Ms. Hobson and Mr. Fribourg each qualifies as an "Audit Committee Financial Expert" in accordance with the rules issued by the Securities and Exchange Commission. The Audit Committee has a written charter adopted by the Board of Directors. The Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department; reviews audit results; reviews and discusses the Company's financial statements with management and the independent auditors; reviews and discusses with the Board the Company's risk assessment and management processes; and is responsible for our policy for the review of related person transactions. The Committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditor.

        The Compensation Committee members are Richard D. Parsons, Chair, Rose Marie Bravo and Barry S. Sternlicht. The Committee has the authority to, and does, establish and approve compensation plans and arrangements with respect to the Company's executive officers and administers the executive annual incentive plan. The Stock Plan Subcommittee, whose members are Rose Marie Bravo and Barry S. Sternlicht, has the authority to adopt and administer the Company's share incentive plans.

        The Nominating and Board Affairs Committee members are Lynn Forester de Rothschild, Chair, Charlene Barshefsky, William P. Lauder and Richard D. Parsons. The Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has authority to engage its own advisors.

        Board and Board Committee Meetings; Attendance at Annual Meetings; Executive Sessions.     Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board Committee meetings and all meetings of stockholders. In fiscal 2009, the Board of Directors met nine times, the Compensation Committee met eight times, the Stock Plan Subcommittee met seven times, the Audit Committee met eight times, and the Nominating and Board Affairs Committee met four times. The total combined attendance for all board and committee meetings was 94.27%. In fiscal 2009, the non-employee directors met five times in executive session including four meetings at which at least one management director was present for all or part of the session.

        Irvine O. Hockaday, Jr. has served as the presiding director for all executive sessions of the Board of Directors since November 2004. Mr. Hockaday has been appointed by the Board to serve for an additional one-year term beginning after the 2009 Annual Meeting. The presiding director serves for a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the independent members of the Board.

        Board Membership Criteria.     The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of the Company's business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement."

        Board Independence Standards for Directors.     To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent":

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director is a current partner or employee of a firm that is the Company's internal or external auditor, (B) the director has an immediate family member who is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or two percent (2%) of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following directors, including five nominated for re-election, have been determined by the Board to be "independent" pursuant to New York Stock Exchange rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild and Barry S. Sternlicht.

        In addition to the foregoing, in order to be considered "independent" under New York Stock Exchange rules for purposes of serving on the Company's Audit Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each of the members of the Audit Committee meet these additional independence requirements as well.

        Communications with the Board.     An interested party who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group, the independent directors as a group, or any individual director, including the presiding director for executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

        Director Nominees Recommended by Stockholders.     The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria." Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation, (ii) the name, address, telephone number and social security number of the proposed nominee, (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation, (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected, (v) a copy of the proposed nominee's resume and references, and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria." For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Direct Nominations."

 Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct ("Code") applicable to all employees, officers and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, may be found in the "Investors Section" section of the Company's website: www.elcompanies.com. Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2009 with management;

2.
discussed with KPMG the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.
received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence, and has discussed KPMG's independence with representatives of KPMG.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2009 be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the Securities and Exchange Commission.

  The Audit Committee
  Irvine O. Hockaday, Jr., (Chair)
  Paul J. Fribourg
  Mellody Hobson

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2009 fiscal year all Section 16(a) filing requirements were satisfied, except that a Form 4 reporting the purchase of shares of Class A Common Stock by Alexandra C. Trower, Executive Vice President—Global Communications, was filed two days late.

Policy and Procedures for the Review of Related Person Transactions

        We have a written policy that sets forth procedures for the review and approval or ratification of transactions involving "Related Persons," which consists of any director, nominee for director, executive officer or greater than 5% stockholder of the Company, and the "Immediate Family Members" of any such director, nominee for director, executive officer or greater than 5% stockholder. The Audit Committee (or its Chair under certain circumstances) is responsible for applying the Policy with the assistance of the

Executive Vice President and General Counsel ("EVP GC") or designee (if any).

        "Transactions" covered by the Policy consist of any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which

(i)
with respect to any fiscal year, any transaction which is currently proposed or has been in effect at any time since the beginning of such fiscal year in which the Company was, is or is proposed to be a participant, and

(ii)
a person who at any time during such fiscal year was a Related Person had, has or will have a direct or indirect material interest.

        Determination of materiality may include the importance of the interest to the Related Person (financially or otherwise), the relationship of the Related Person to the Transaction and of Related Persons with each other, and the dollar amount involved in the Transaction; and whether any related person has or will have a direct material interest or an indirect material interest in the transaction.

        The Policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a related person, and thus are not subject to review by the Committee ("Excluded Transactions"). Excluded Transactions include certain transactions in the ordinary course of business between the Company and another entity with which a Related Person is affiliated and certain discretionary charitable contributions by the Company to an established non-profit entity with which a related person is affiliated, as long as the amounts involved are below certain percentages of the consolidated gross revenues of the Company and the Related Person.

        Each Transaction by a Related Person should be reported to the EVP GC, or designee, for presentation to the Committee for approval prior to its consummation, or for ratification, if necessary, after consummation. The EVP GC or designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the Related Person Transaction Policy, and if so, the transaction will be presented to the Committee for review and consideration at its next meeting or, in those instances in which the EVP GC or designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Committee. If the EVP GC or designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Committee. Transactions by Related Persons (other than Excluded Transactions) will be reviewed and be subject to approval by the Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advanced Committee approval of a related party transaction is not feasible or not identified prior to the commencement of a transaction, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee's next regularly scheduled meeting.

        In determining whether to approve or ratify a related person transaction covered by the Policy, the Committee may take into account such factors it deems appropriate, which may include (if applicable), but not be limited to:

  •
  the materiality of the interest of the Related Person in the Transaction;

  •
  the fairness or reasonableness of the Related Person Transaction to the Company;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the Transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        A member of the Committee who is a Related Person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

Certain Relationships and Related Transactions

        Lauder Family Relationships and Compensation.     Leonard A. Lauder is Chairman Emeritus. His brother, Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Leonard A. Lauder's wife, Evelyn H. Lauder, is Senior Corporate Vice President of the Company. Leonard and Evelyn Lauder have two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role, is Chairman of the Board of Directors, Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder. Aerin Lauder is Senior Vice President—Creative Director for the Estée Lauder brand and is a director of the Company. Jane Lauder is Senior Vice President, General Manager of Origins and a director of the Company.

        For fiscal 2009, the following Lauder Family Members received the following amounts from the Company as compensation: Leonard A. Lauder received $1,440,000 in salary and a bonus of $585,000; Ronald S. Lauder received $500,000 in salary and a bonus of $106,250; Evelyn H. Lauder received $650,000 in salary and a bonus of $132,600; Aerin Lauder received $335,000 in salary and a bonus of $68,910 and stock options in respect of 1,250 shares of Class A Common Stock and restricted stock units in respect of 417 shares of Class A Common Stock; and Jane Lauder received $400,000 in salary and a bonus of $120,000 and stock options in respect of 1,250 shares of Class A Common Stock and restricted stock units in respect of 417 shares of Class A Common Stock. Each is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding fiscal 2009 compensation for William P. Lauder, see "Executive Compensation."

        For fiscal 2010, Leonard A. Lauder is being paid on a per diem basis with an aggregate limit of $900,000; Ronald S. Lauder has a base salary of $500,000 and bonus opportunities with a target payout of $250,000; Evelyn H. Lauder has a base salary of $650,000 and bonus opportunities with a target payout of $312,000; Aerin Lauder has a base salary of $335,000 and bonus opportunities with a target payout of $114,850; and Jane Lauder has a base salary of $400,000 and bonus opportunities with a target payout of $200,000. On September 2, 2009, Aerin Lauder was granted stock options with respect to 1,950 shares of Class A Common Stock and restricted stock units in respect of 650 shares of Class A Common Stock and Jane Lauder was granted stock options with respect to 14,000 shares of Class A Common Stock, performance share units with a target payout of 2,334 shares and restricted stock units in respect of 2,334 shares of Class A Common Stock. The grants were consistent with those made to employees at their level. For information regarding fiscal 2010 compensation for William P. Lauder, see "Executive Compensation."

        Leonard A. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman Emeritus until such time as he resigns, retires or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed below. Mr. L. Lauder is entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. L. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. L. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. L. Lauder's death during the term of his employment, for a period of one year from the date of Mr. L. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. L. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. If Mr. L. Lauder receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them. Upon termination for any reason, options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        Registration Rights Agreement.     Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement.     All Lauder Family Members (other than Jane Lauder and The 4202 Corporation) who beneficially own shares of Common Stock are parties to the Stockholders' Agreement. The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 83.5% of the voting power of the Company on September 16, 2009. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) and one designee, if any, of each as directors. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement." Parties to the Stockholders' Agreement, may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        Other Arrangements.     The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2009, the rent paid or accrued was approximately $780,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2009, the affiliate paid approximately $7.2 million pursuant to such agreement. At June 30, 2009, the affiliate had deposited with the Company $1.3 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2009, that affiliate and/or family members paid the Company $3.6 million for office space and certain services, such as phone systems, payroll service and office and administrative services. At June 30, 2009, the affiliate and family members had deposited with the Company $125,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2009, the Company paid premiums of about $13,000 for insurance relating to such works.

        The Company, as is common for major global consumer products companies, regularly advertises in various media, including magazines, television, radio and the Internet. Some of these advertisements may appear from time to time in magazines, cable networks and websites owned by or associated with Time Warner Inc., of which Richard D. Parsons, one of our directors, was Chairman of the Board of Directors until January 2009 and was Chief Executive Officer until

December 2007. In many cases, advertisements are placed indirectly through advertising agencies. In fiscal 2009, the Company estimates that the aggregate cost of advertisements appearing in or on such magazines and other media was about $10.3 million, an amount which is not material to the Company or to Time Warner Inc.

Director Compensation

        Annual Retainer for Board Service.     Each non-employee director receives an annual cash retainer of $70,000, payable quarterly. An additional $25,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer in the fourth quarter of the calendar year. The stock units vest upon grant. Each stock unit is convertible into shares of Class A Common Stock on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board. The number of stock units to be awarded is determined by dividing $25,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. In lieu of receiving stock units, a director may elect to receive options in respect of Class A Common Stock. The number of shares subject to such option grant is determined by dividing $75,000 by the closing price per share of the Class A Common Stock on the date of grant. Such price per share is also the exercise price per share of the options. Options have 10-year terms (subject to post-service limitations), vest immediately, and are exercisable one year after the date of grant. In no event will stock units or stock options representing more than 5,000 shares of Class A Common Stock be granted in connection with the annual stock retainer.

        Stock Options.     In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options with 10-year terms to purchase 5,000 shares of Class A Common Stock. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant and the options vest and are exercisable one year after the date of grant (subject to post-service limitations).

        Annual Retainer for Committee Service.     Each director who serves on a Committee receives an additional annual cash retainer, payable quarterly in the following amounts: $8,000 per year for service on the Nominating and Board Affairs Committee, $12,000 per year for service on the Audit Committee, and $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee). The Chairman of the Audit Committee receives a further annual cash retainer of $25,000 and the Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive a further annual cash retainer of $15,000 each.

        Initial Stock Grant.     On the date of the first annual meeting of stockholders which is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 2,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes).

        Deferral.     Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. The deferrals may take the form of stock equivalent units (accompanied by dividend equivalent rights) to be paid out in cash or may simply accrue interest until paid out in cash.

        Management Directors.     Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Aerin Lauder, Jane Lauder, Leonard A. Lauder, William P. Lauder and Fabrizio Freda. Information concerning the compensation of the Lauder family members, including those who serve as directors, and Mr. Freda is described in "Executive Compensation" (in the case of Mr. W. Lauder and Mr. Freda) and "Certain Relationships and Related Transactions—Lauder Family Relationships and Compensation."

        Reimbursement of Expenses.     Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food and lodging), incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

        Company Products.     The Company provides directors with representative samples of the Company's products. The Company believes that receiving these products serve a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge. If directors choose to take advantage of such opportunities and purchase more than $640 worth of the Company's product, the excess is imputed as taxable income. Non-employee directors may also purchase a limited amount of Company products at a price equal to 50% off the suggested retail price, which is the same program made available to officers of the Company. For the year ended June 30, 2009, the aggregate incremental cost to the Company of these Company products was substantially less than $10,000 per director.

        The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2009.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation ($)	Total ($)
Charlene Barshefsky	$78,000	$23,291	$57,300	—	—	—	$158,591
Rose Marie Bravo	78,000	—	82,867	—	—	—	160,867
Paul J. Fribourg	82,000	23,291	57,300	—	—	—	162,591
Mellody Hobson	82,000	23,291	57,300	—	—	—	162,591
Irvine O. Hockaday, Jr.	107,000	23,291	57,300	—	—	—	187,591
Richard D. Parsons	101,000	23,291	57,300	—	—	—	181,591
Lynn Forester de Rothschild	101,000	23,291	57,300	—	—	—	181,591
Barry S. Sternlicht	82,000	—	82,867	—	—	—	164,867

(1)
The amount represents annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee.

(2)
The amounts set forth in the Stock Awards column represent the value of restricted stock units recognized for financial statement reporting purposes in fiscal 2009, as computed in accordance with Statement of Financial Accounting Standard No. 123 (Revised 2004), "Share-Based Payment" ("FAS 123(R)"). The amounts were calculated based on the closing price per share of the Class A Common Stock on the NYSE on the date of grant.

(3)
Restricted stock units are vested upon grant but are not converted into stock until the first business day of the January following the date on which the director ceases to serve on the Board. Dividend equivalents on outstanding restricted stock units resulted in additional grants to the directors on December 17, 2008. Presented below are the grant date fair value of each award of restricted stock units granted in fiscal 2009 (computed in accordance with FAS 123(R)) and the aggregate number of shares of Class A Common Stock underlying restricted stock units, payable in shares of Class A Common Stock outstanding and held by each of the directors as of June 30, 2009:

Name	Date of Grant	Number of Shares of Class A Common Stock Underlying Restricted Stock Units Granted (#)	Grant Date Fair Value ($)	Total Number of Shares of Class A Common Stock Underlying Restricted Stock Units Outstanding as of June 30, 2009
Charlene Barshefsky	11/7/08	693	$23,291	3,466
Rose Marie Bravo	NA	0	NA	1,874
Paul J. Fribourg	11/7/08	693	23,291	705
Mellody Hobson	11/7/08	693	23,291	2,738
Irvine O. Hockaday, Jr.	11/7/08	693	23,291	5,070
Richard D. Parsons	11/7/08	693	23,291	3,369
Lynn Forester de Rothschild	11/7/08	693	23,291	3,369
Barry S. Sternlicht	NA	0	NA	2,033

(4)
The amounts set forth in the Option Awards column represent the value of stock option awards recognized for financial statement reporting purposes for fiscal 2009, as computed in accordance with FAS 123(R), disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 16 to the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2009, included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC on August 19, 2009 (the "2009 Form 10-K"). The discussion in the financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The amounts provided in the table are based on specific assumptions for the directors. For example, the amounts with respect to option awards in fiscal 2009 for the directors were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuation for the awards on November 7, 2008: an expected volatility of 28% determined using a combination of both current and historical implied volatilities of the underlying Class A Common Stock obtained from public data sources; an expected term to exercise of 8 years from the date of grant; a risk-free interest rate of 3.5%; and a dividend yield of 1.2%. The value of any options that will ultimately be realized by the director grantees, if any, will depend upon the actual performance of the Company's Class A Common Stock during the term of the option from the date of grant through the date of exercise.

(5)
Presented below are the grant date fair value of each stock option granted in fiscal 2009 (computed in accordance with FAS 123(R)) and the aggregate number of shares of Class A Common Stock underlying stock options outstanding and held by each of the directors as of June 30, 2009:

Name	Date of Grant	Number of Shares of Class A Common Stock Underlying Stock Options Granted (#)	Grant Date Fair Value ($)	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as June 30, 2009 (#)
Charlene Barshefsky	11/7/08	5,000	$57,300	46,717
Rose Marie Bravo	11/7/08	7,231	82,867	36,474
Paul J. Fribourg	11/7/08	5,000	57,300	18,552
Mellody Hobson	11/7/08	5,000	57,300	20,000
Irvine O. Hockaday, Jr.	11/7/08	5,000	57,300	42,325
Richard D. Parsons	11/7/08	5,000	57,300	53,725
Lynn Forester de Rothschild	11/7/08	5,000	57,300	47,052
Barry S. Sternlicht	11/7/08	7,231	82,867	28,923

(6)
Fees deferred by certain of the Company's directors in fiscal 2009 and prior years were deferred pursuant to applicable deferral agreements. Ambassador Barshefsky defers her compensation in an interest-bearing deferral account. The interest rate is the Citibank base rate at the last day of the calendar year. Using the Citibank base rate and the applicable federal rate set by the Internal Revenue Service (the "AFR") at December 31, 2008 as the rates for fiscal 2009, no interest accrued above the AFR in fiscal 2009. Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild and Barry S. Sternlicht defer their compensation in stock units. All earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on any dividends paid by the Company on the Class A Common Stock. These stock equivalent units are paid out in cash. At June 30, 2009, the directors held units in respect of the following amounts of shares of Class A Common Stock: Paul J. Fribourg held 6,875; Mellody Hobson held 9,645; Irvine O. Hockaday, Jr. held 25,239; Lynn Forester de Rothschild held 22,367 and Barry S. Sternlicht held 10,576.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

        Our compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. The overall goal is to further sustainable growth of net sales and profitability on an annual and long-term basis.

        At the start of fiscal 2009, executive officers were asked to design and begin execution of a new long-term strategy and develop long-term integrated plans for their brands, regions and functions. After the long-term strategy was introduced internally in the summer of 2008 and the fiscal 2009 plans were set, the profound external economic changes and severe conditions that started near the end of our first quarter significantly changed the assumptions upon which the original strategy and fiscal 2009 plans were built. In the face of this challenging business environment, and as discussed in greater detail below, the executive officers were forced to adjust their initial focus and priorities in order to protect and promote the interests of the Company and its stockholders. Fiscal 2009 was also a year of transition and significant change in senior leadership. We were successful in executing the planned succession of our Chief Executive Officer and re-constituting our senior leadership team.

        Our executive compensation program is designed to achieve our business and financial goals by providing compensation that:

  •
  aligns executives' interests with our long-term and short-term goals;

  •
  rewards performance at the company, business unit and individual levels;

  •
  is competitive with the compensation practices at other leading beauty and consumer products companies; and

  •
  is equitable among our executive officers.

        We have been in the beauty business for over 60 years, and have established a strong record of growth and profitability. For the first 50 years, we were wholly-owned by the Lauder family. Today, the family continues to own a significant portion of our outstanding stock. Our executive compensation program reflects our long history, our successful track record and the control by the Lauder family. Our cash compensation in the form of salary and annual cash incentives has historically been comparatively higher and our stock-based compensation is comparatively lower than our peers. However, over the past few years, the Compensation Committee and the Stock Plan Subcommittee have attempted to shift executive compensation in the direction of equity-based elements.

        In fiscal 2009, our executive officers included the Chief Executive Officer, the President and Chief Operating Officer, the Vice Chairman and President of ELC North America (the "Vice Chairman"), the Group Presidents and corporate department heads. The "Named Executive Officers" are those named in the "Summary Compensation Table" on page 42. As the senior most officers with the greatest overall responsibility, the Chief Executive Officer, the President and Chief Operating Officer and the Vice Chairman received the highest levels of compensation, including bonus opportunities and stock-based compensation. The three are followed by the Group Presidents by reason of their respective duties and responsibilities and then by the corporate department heads. There is internal equity among similarly situated executive officers, which is intended to foster a more team-oriented approach to managing the business.

        We have entered into employment agreements with our executive officers to attract and retain strong candidates, to provide the basis for a shared mutual understanding of the employment relationship and, most importantly, to allow them to focus on their primary responsibilities. The employment agreements for our Named Executive Officers are described under "Employment Agreements." Beginning with new agreements in fiscal 2010, the Company made an effort to implement standard employment agreements for executive officers that no longer include specified amounts of salary, bonus or equity-based compensation, but do set forth the mutual understanding regarding termination and severance and non-competition, confidentiality and related covenants.

        The compensation program for executive officers is established and administered by the Compensation Committee and the Stock Plan Subcommittee. The Stock Plan Subcommittee approves the terms of all grants to executive officers under our share incentive plans and any equity-compensation-related terms of executive officer employment agreements. The Compensation Committee approves all other aspects of executive compensation.

        Fiscal 2009 was an extraordinarily difficult year for the global economy, our business and our Company. Our original fiscal 2009 plans were consistent with the long-term strategy that was created in the spring of 2008 and presented to the Board in July 2008. Our fiscal 2009 goals, upon which compensation targets were set, were announced in August 2008 prior to the dramatic events that took place in the financial and credit markets in September 2008. These events and the related recession significantly changed the assumptions on which the strategy and fiscal 2009 plan were built. In order to protect and promote the interests of the Company and its stockholders, the executive officers were forced to adjust their initial focus and priorities from the original fiscal 2009 plan. Among the many unplanned actions, they led an immediate belt-tightening initiative to more dramatically reduce costs and focused on additional initiatives to protect cash. They also built and began implementing the restructuring and resizing plans that were announced in February 2009 and led an acceleration of the cultural transformation outlined in the long-term strategy. While we were unable to achieve our overall original fiscal 2009 net sales and profitability objectives, management performed well during a difficult period managing the impact of the recession, reducing costs, protecting cash, developing and re-prioritizing elements of the plan and the long-term strategy and accelerating the necessary cultural transformation. In addition, we remained profitable, gained share in certain strategic markets and distribution channels around the globe, further strengthened our free cash flow from operations and put in place a platform to achieve our long-term goals of sustainable growth and profitability. Fiscal 2009 was also a year of transition and significant change in senior leadership. We were successful in executing the planned succession of our Chief Executive Officer and re-constituting our senior leadership team.

Elements of Compensation; Allocation

        Our executive compensation program consists of the following:

  •
  base salary;

  •
  annual cash incentive bonuses; and

  •
  medium and long-term equity-based compensation, including stock options, performance share units and restricted stock units.

        We also provide competitive benefits and modest perquisites. For fiscal 2009, we also paid discretionary bonuses to executive officers to reward them for the Company's and their performance in the face of extremely difficult economic conditions and laying the foundation for future growth by developing and starting to execute a new, integrated long-term strategy.

        We try to maintain a proportional mix of compensatory elements that reflects the executive officer's role in our Company and provides similar opportunities for executive officers with similar responsibilities. The amounts and allocations for each element (and among each element) are determined based on our history, the position and the type and level of responsibility of the particular executive officer, internal pay equity and competitive considerations. Generally we believe that executive officers should have a greater percentage of their compensation based on performance in the form of short-term annual cash incentives and long-term equity-based incentives consisting of stock options and performance share units ("PSUs"), followed by base salary and restricted stock units ("RSUs"). Based on target levels for incentive compensation for fiscal 2009, base salary for all executive officers is on average about 27% of total compensation, annual cash incentives are about 36% of total compensation, long-term incentives are about 28% of total compensation and RSUs are about 9% of total compensation. For fiscal 2009, the percentage of total compensation opportunities represented by annual incentives and long-term equity-based incentives (consisting of stock options and PSUs) was in the range of

58% to 70% for our Chief Executive Officer, Vice Chairman, Chief Financial Officer and Group Presidents and in the range of 51% to 55% for corporate department heads. It was about 71% for our President and Chief Operating Officer, who received additional grants of options and PSUs in fiscal 2009, which were part of the arrangements made when he first agreed to join the Company in November 2007. He received no equity grants in fiscal 2008. Leonard A. Lauder, Evelyn H. Lauder and Ronald S. Lauder did not receive any long-term equity-based compensation awards in fiscal 2009.

        In general, base salary is the only portion of compensation that is assured. Annual cash incentives and PSUs are primarily intended to reward executives for achieving annual and three-year financial goals. Stock options are primarily intended to align executive officers' interests with those of the other stockholders and provide value to the executive officers only if there is an increase in stock price after the date of grant. RSUs are also intended to align the executive officers' interests with those of other stockholders and to increase the executive officers' beneficial ownership of stock in line with our executive stock ownership policy.

        In certain circumstances, we may also pay amounts necessary to attract an executive to work for us or to move to a particular location. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain. In order to attract Fabrizio Freda to serve as President and Chief Operating Officer in fiscal 2008, the Compensation Committee authorized a sign-on bonus of $1 million and a guaranteed bonus to be paid out at the same time bonuses were paid to other executive officers for fiscal 2008. We also provided Mr. Freda assistance with his relocation to New York and additional amounts to compensate him for pension benefits he had to forgo from his prior employer.

        Over the past few years, the Compensation Committee and the Stock Plan Subcommittee have attempted to shift executive compensation toward equity-based elements. This shift in compensation elements has had the collateral benefit of reducing the costs under our retirement plans associated with our executive officers as our contributions and the executive officers' benefits under such plans are based on salary and annual incentive bonus payouts.

        Base Salary.    We pay base salaries to provide executives with a secure base of cash compensation. Salary levels were typically set by the Compensation Committee for a period of years in the executive officer's employment agreement. As noted above, new agreements do not specifically provide for salary levels. For fiscal 2009, salaries for the Named Executive Officers were set forth in their agreements. For fiscal 2010, salaries for those executives with the new fiscal 2010 agreements were frozen at fiscal 2009 levels by the Compensation Committee. Generally, for executives with base salaries of $1 million or more per year, increases in base salary are not made except in the case of promotions or in the renewal of an employment agreement. This reflects, in part, the limitation on tax deductibility by us of non-objective performance-based compensation imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). See "Tax Compliance Policy" below. By not authorizing increases in base salary, the Compensation Committee can shift compensation more towards annual incentive bonuses and equity-based compensation. In determining the amount of base salary for an executive officer, the Compensation Committee primarily considers the executive's position, his or her current salary and tenure and internal pay equity, as well as competitiveness of the salary level in the marketplace. For fiscal 2010, executive officers with prior year employment agreements and base salaries below $1 million per year agreed to forgo their salary increases for the year. The Committee also considers the impact of Section 162(m), recommendations from the Chief Executive Officer and the Executive Vice President—Global Human Resources.

        Annual Incentive Bonuses.    Annual incentives provided under the Executive Annual Incentive Plan are of key importance in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive's responsibilities, internal pay equity among executives with similar responsibilities and competitive considerations.

The Executive Annual Incentive Plan is designed and administered to qualify as objective performance-based compensation under Section 162(m), so that bonuses paid out under the plan are tax deductible by us.

        For most executive officers, the payout for target-level performance for their aggregate bonus opportunities under the Executive Annual Incentive Plan is set forth in their employment agreements. For those executives with the fiscal 2010 form of agreement, bonus opportunities are set by the Compensation Committee and for fiscal 2010 payouts for target-level performance for aggregate opportunities were frozen at the same level as in fiscal 2009. Depending on the executive officer's position, the aggregate target bonus opportunity may consist of between three to six distinct bonus opportunities, subject to the satisfaction of the performance criteria associated with each particular bonus opportunity. Each opportunity is based on particular business criteria that are considered important in achieving our overall short-term financial goals. The particular objective associated with a bonus opportunity and the threshold, target and maximum performance levels are set by the Compensation Committee in consultation with management and the Committee's compensation consultant during the first quarter of the fiscal year. Each opportunity is expressed in dollars to be paid out if the related performance equals 100% of the target. Additional amounts are paid out if performance exceeds 100% of the target up to a maximum set by the Compensation Committee. Partial bonuses may be paid out provided a significant portion of the target has been achieved. However, failure to achieve the pre-established minimum threshold level of performance results in no bonus being paid under the particular bonus opportunity. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments included the charges associated with restructuring activities in fiscal 2009.

        In fiscal 2009, the aggregate bonus opportunity target for the Chairman, Chief Executive Officer, President and Chief Operating Officer and Vice Chairman was based 45% upon achievement of company-wide net sales goals, 50% upon achievement of company-wide earnings per share goals and 5% upon achievement of company-wide inventory days to sell goals (inventory days to sell is a way to measure working capital relating to inventory).

        For Group Presidents (i.e., executive officers in charge of sales divisions) the aggregate bonus opportunity target was based 20% upon achievement of company-wide net sales goals, 20% upon achievement of company-wide earnings per share goals, and 40% upon achievements in group financial and operational indicators, such as net sales and net operating margin, inventory days to sell and planning accuracy measured at the divisional level, and 20% upon achievement of divisional goals consistent with the Company's overall strategic plan.

        For corporate department heads and the Senior Corporate Vice President, the aggregate bonus opportunity target was based 35% upon achievement of company-wide net sales goals, 40% upon achievement of company-wide earnings per share goals, 5% upon achievement of company-wide inventory days to sell goals, and 20% upon the achievement of departmental goals consistent with the Company's overall strategic plan.

        For fiscal 2009, the initial company-wide net sales target was $8,398.2 million (calculated in accordance with the budgeted exchange rates), the initial earnings per share target was $2.68 diluted net earnings per common share from continuing operations and the initial inventory days to sell target was 163.1 days. As noted above, such targets were set just before the external economic changes and conditions became apparent. Actual performance in fiscal 2009 was net sales of $7,631.6 million (at our budgeted exchange rates at the beginning of fiscal 2009), diluted net earnings per common share from continuing operations (excluding the charges associated with restructuring activities) of $1.42 and inventory days sales outstanding of 154.2 days. No payouts were made in connection with the opportunities for net sales and diluted net earnings per common share from continuing operations. The payout for inventory days to sell was 100% of target, which was the maximum payout for that target.

        For more information about the potential bonus opportunities awarded to our Named Executive Officers for fiscal 2009 and the actual payouts made in respect of fiscal 2009 performance, see "Grants of Plan-Based Awards in Fiscal 2009" and "Summary Compensation Table."

        Discretionary Bonuses.    As previously noted, the dramatic changes that took place in the economy around the world became apparent just after we introduced the original long-term strategy and set annual incentive goals for fiscal 2009. In order to protect and promote the interests of the Company and its stockholders during this crisis, the executive officers were forced to adjust their initial focus and priorities from the original fiscal 2009 plan. Among the many unplanned actions, they led an immediate belt-tightening initiative to more dramatically reduce costs and focused on additional initiatives to protect cash. They also built and began implementing the restructuring and resizing plans that were announced in February 2009 and led an acceleration of the cultural transformation outlined in the long-term strategy. While we were unable to achieve our overall original net sales and profitability objectives in fiscal 2009, we remained profitable, generated strong cash flow from operations, grew share in certain key markets and distribution channels and put in place a platform to achieve our long-term goals of sustainable growth and profitability. In recognition of the extraordinary challenges met by our executive officers and to keep them motivated and engaged as we start the first full year under our new long-term strategic plan, the Compensation Committee and Stock Plan Subcommittee authorized the payout of discretionary bonuses to them. For most continuing executive officers, the payout was made half in cash and half in RSUs. The RSUs serve as a retention mechanism and a way to help build equity ownership and were valued using the closing price of the Class A Common Stock on the grant date without regard to the restrictions on vesting. Leonard A. Lauder, Ronald S. Lauder and Evelyn Lauder only received the cash half of their discretionary bonuses. For those not continuing as executive officers, such as Mr. Brestle, the payout was made in cash. Such payments, when added to the payouts under the Executive Annual Incentive Plan, amounted to a reduction of between 27% and 68% from the prior fiscal year in annual bonuses for those executive officers who were at the Company for all of fiscal 2008 and received bonuses that year. The sum of the bonuses also ranged from 40% to 60% of each individual's aggregate annual target payout for fiscal 2009. The cash portion of the discretionary bonuses for fiscal 2009 for the Named Executive Officers is set forth in the "bonus" column in the "Summary Compensation Table" on page     and the RSU portion described in the related footnote.

  Long-Term Equity-Based Compensation

        General.    We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. Each year since fiscal 2006, we have granted to certain executive officers a combination of stock options, RSUs and PSUs. However, since fiscal 2000, no grants of any equity-based compensation have been made to Leonard A. Lauder, Ronald S. Lauder or Evelyn H. Lauder. The Stock Plan Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of the fiscal year. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

        The amount of equity-based compensation reflects historical grant patterns. In addition, the amounts and allocation of equity-based compensation elements are compared with practices of the peer group companies (noted below) to make sure that it is competitive.

        Stock Options.    Since our initial public offering, we have granted stock options to certain of our executive officers. Since we introduced other equity-based elements in fiscal 2006, stock options have represented about 50% of the grant date fair value of the equity-based compensation granted to such executive officers. We believe that stock options are performance-based because the exercise price is equal to the closing price of the underlying Class A Common Stock on the date the option is granted. Despite the value attributed on grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds such price during the period in which the executive officer is entitled to exercise the options and he or she exercises them. The ability to exercise the options is limited by our "Policy on Avoidance of Insider Trading" described below. Options granted to our executive officers generally become exercisable in equal installments approximately 16 months, 28 months and 40 months after the date of grant. As evidenced in the "Outstanding Equity Awards at June 30, 2009" table on page 51, certain of the stock options held by the Named Executive Officers, including those granted in fiscal 2009, have exercise prices that are higher than the market value of our Class A Common Stock at the end of the fiscal year. As a result, they may not receive any value from such options.

        Performance Share Units.    We have granted PSUs to certain of our executive officers. PSUs represent approximately 25% of the equity-based compensation granted to such executive officers last year. The PSUs are generally rights to receive shares of our Class A Common Stock if certain company-wide performance criteria are achieved during a three-year performance period. Similar to annual incentive bonuses, PSUs are expressed in terms of opportunities. Each opportunity is based on particular business criteria that are considered important in achieving our overall financial goals. The Stock Plan Subcommittee establishes the performance target for each opportunity during the period ending prior to one quarter of the performance period elapsing. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. The aggregate amount of a PSU represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. Additional amounts are paid out under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target up to a maximum set by the Stock Plan Subcommittee. Partial payouts may be made provided a significant portion of the target has been achieved. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. Such automatic adjustments included the charges associated with restructuring activities in fiscal 2009. For PSUs that were granted in fiscal 2007 with a three-year performance period ended June 30, 2009, 64.7% were paid out for the target relating to net sales and none were paid out for the target relating to diluted net earnings per common share from continuing operations. For the three years ended June 30, 2009, the net sales cumulative average growth rate ("CAGR") target was 6.5% (calculated using our budgeted exchange rates at the beginning of fiscal 2007) and the diluted net earnings per common share from continuing operations CAGR target was 9.9%. Actual performance was net sales CAGR of 3.9% (calculated using our budgeted exchange rates at the beginning of fiscal 2007) and diluted net earnings per common share from continuing operations of minus 9.6%.

        In fiscal 2009, each PSU grant was comprised of two separate opportunities—one based upon achievement of company-wide net sales and the other based upon achievement of earnings per share goals—in each case for the three years ending June 30, 2011. The goals were based on a strategic plan which includes our goals for growth in net sales and earnings per share. The plan was developed with reference to our strategic plan and was based on internal assumptions about our business and its prospects prior to the economic crisis that started towards the end of September 2008. We believe the targets when they were set were reasonably aggressive, and are more so given the changes in economic conditions since then. For the fiscal 2009 PSUs, each opportunity accounted for half of the total target opportunities. Under ordinary circumstances, payouts for an opportunity only will be made if performance exceeds the pre-established minimum threshold for such opportunity. At the threshold level of performance for the opportunity, the payout would be 50% of the target opportunity. At or above maximum performance target, the payout would be 150% of the target opportunity.

        Restricted Stock Units.    RSUs are the right to receive shares of our Class A Common Stock over a period of time and represent approximately 25% of the annual grant of equity-based compensation to certain of our executive officers. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership in the Company. RSUs are also intended to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines introduced in fiscal 2007.

        The RSUs granted to executive officers in fiscal 2009 generally vest ratably in thirds on November 2, 2009, November 1, 2010 and October 31, 2011 (or the first day thereafter that shares may be traded under our Policy on Avoidance of Insider Trading).

        The RSUs granted to executive officers in connection with discretionary bonuses after the end of fiscal 2009 generally vest 30% on November 1, 2010 and 70% on October 31, 2011.

        In addition, the Stock Plan Subcommittee authorized a special grant of RSUs with an aggregate value on the date of grant of $4 million to Fabrizio Freda on July 1, 2009, which was his first day as President and Chief Executive Officer of the Company. The special grant of RSUs will vest ratably in thirds on July 1, 2010, July 1, 2011 and July 2, 2012.

Peer Group and Compensation Consultant.

        We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. The peer group currently used for compensation was adopted a few years ago and includes:

•	Alberto-Culver	•	Limited Brands
•	Avon Products	•	Liz Claiborne
•	Clorox Co.	•	Nike
•	Colgate-Palmolive	•	PepsiCo
•	Elizabeth Arden	•	Polo Ralph Lauren
•	Gap	•	Revlon
•	International Flavors	•	Starbucks
	& Fragrances	•	Tiffany & Co.
•	Jones Apparel Group

        The Compensation Committee chose this group because it believes it represents the market in which we compete for executive talent. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for employment agreements with executive officers.

        A small group of consultants within Mercer, Inc. ("Mercer") has served as the Compensation Committee's executive compensation consultant for a number of years. This group was engaged by, and reports directly to, the Committee. Mercer works with the Committee (including the Subcommittee) and management to provide the Committee and Subcommittee with competitive compensation data. All of the decisions with respect to determining the amount or form of executive compensation under the Company's executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by Mercer. The Committee periodically undertakes a comprehensive review of our compensation programs. The last such review was completed at the start of fiscal 2007 when we reviewed the form of executive officer employment agreements. During fiscal 2009, the Committee and Subcommittee considered improvements to the programs for fiscal 2010 to make them more consistent with our new long-term strategy. Mercer also provides competitive compensation data, which it did in fiscal 2009, and reviews information reported by management for presentation to the Committee and Subcommittee. The Committee is aware that other consultants and employees within Mercer provide, and have in the past provided, a range of consulting services to us. Currently these relate to global pension actuarial and investment services as well as other global retirement plan and compensation consulting services. In order to supplement its internal resources and to help the Committee and Subcommittee as necessary, the Company has engaged a separate consultant, Watson Wyatt, to assist with compensation matters in general and with executive compensation as well.

 Role of Executive Officers

        As noted above, executive compensation is set by the Compensation Committee and Stock Plan Subcommittee. In performing this function, the Committee and Subcommittee rely on the Executive Chairman (currently and in his prior role), President and Chief Executive Officer (currently and in his prior role) and the Executive Vice President—Global Human Resources (the "EVP HR") to provide information regarding the executive officers, the executive officers' roles and responsibilities and the general performance of the Company, the executive officers and the various business units that they manage. The three executive officers providing support take directions from and bring suggestions to the Compensation Committee and Stock Plan Subcommittee. They suggest performance measures and targets for each of the executive officers under the Executive Annual Incentive Plan and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets and amounts to be paid), equity grants and other compensation matters related to executive officers are made by the Compensation Committee or Stock Plan Subcommittee, as the case may be. The EVP HR and her staff work with the Executive Vice President and General Counsel and her staff as well as Mercer, Watson Wyatt and outside counsel in this context.

Other Benefits and Perquisites

        Benefits.    We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated. In general, benefits are designed to provide protection to the executive and/or his or her family in the event of illness, disability or death and to provide reasonable levels of income upon retirement. The benefits are important in attracting and retaining employees and to alleviate distractions that may arise relating to health care, retirement and similar issues.

        Perquisites.    We provide limited perquisites to our executive officers under our Executive Perquisite Plan and our Executive Automobile Program. The perquisites include (a) an annual perquisite allowance of $20,000 for the Executive Chairman and the President and Chief Executive Officer (the same amount as in their prior roles) and $15,000 for the other executive officers (other than the Lauders), (b) personal use of a company car (or cash in lieu of a company car), (c) financial counseling costs up to $5,000 per year and (d) spousal or home leave travel. On occasion, we will provide expense reimbursements relating to relocations, as we did for Mr. Freda in fiscal 2008. We believe these perquisite programs help to attract and retain executive officers and are more cost-effective to us than providing additional salary to the executive officers because the perquisite amounts are not included in calculating pension benefits.

        In addition, in fiscal 2005, we instituted a flight safety policy, which provides that our Chairman of the Board of Directors (Mr. L. Lauder in fiscal 2009) and our Chief Executive Officer (Mr. W. Lauder in fiscal 2009) should not fly together for any reason. One effect of the policy was to increase the costs of certain non-business trips for Mr. W. Lauder. In order to remedy this, we allowed Mr. W. Lauder to use Company-provided aircraft for non-business trips where it was necessary to comply with the flight safety policy.

Post-Termination Compensation

        Retirement Plans.    We provide retirement benefits to our employees in the United States, which cover executive officers under the Estée Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), the related Estée Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), and the Estée Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including the executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see "Pension Benefits" beginning on page 54.

        In addition, certain executive officers, such as Mr. Freda, who joined us mid-career or who forfeited certain retirement benefits from their former employers to join us, have been provided with non-qualified supplemental pension arrangements. In addition, we agreed to provide for Mr. Prouvé to continue his participation in the applicable French National Social Security and supplementary regimes. However, this and other expatriate-type allowances that have been provided to Mr. Prouvé are being phased out through fiscal 2011 by means of a transition allowance.

        Deferred Compensation.    We currently allow executive officers to defer a portion of their annual bonus. Under the terms of their employment agreements and the Executive Annual Incentive Plan, each of the Named Executive Officers may elect to defer all or part of his incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). The ability to defer is provided to participating executive officers as a way to assist them to save for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours and the cash that is not paid currently may be used by us for our general corporate purposes. For a more detailed discussion on deferred compensation, see the "Nonqualified Deferred Compensation in Fiscal 2009 and at June 30, 2009" table and the accompanying narrative beginning on page 56.

        In addition, we may defer payment of any amounts of a Named Executive Officer's base salary, incentive bonus compensation or other amounts payable to the executive officer that exceed the limit set forth in Section 162(m) and are not currently deductible by us. Such amounts are deferred until Section 162(m) no longer applies to the executive officer. Any amounts so deferred will be credited to a bookkeeping account in the executive officer's name as of the date scheduled for payment.

        Potential Payments upon Termination of Employment.    As discussed in more detail under "Potential Payments upon Termination or Change of Control" beginning on page 57, the Named Executive Officer's employment agreements provide for certain payments and other benefits in the event their employment is terminated under certain circumstances, such as disability, death, termination by us without cause, termination by us for material breach and non-renewals of their employment arrangement, or termination by the executive officer for "good reason" following a "change of control."

        We are controlled by the Lauder family. Accordingly, they have the ability to determine whether our company will undergo a "change of control." In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a "change of control," our share incentive plans contain provisions that accelerate vesting or exercisability of equity-based awards upon a "change of control." However, under our employment agreements with our executive officers, the executive officers will receive severance benefits after a "change of control" only if we terminate the executive officer or the executive officer terminates his or her employment for "good reason."

        We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. In this regard, stock options, RSUs and PSUs granted to executive officers who are retirement-eligible contain provisions that allow the executive officers to continue to participate in the longer-term success of the business following retirement. For example, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms. In addition, to the extent the performance is achieved, a retiree's PSUs will vest in accordance with the original vesting schedule.

Tax Compliance Policy

        We are aware of the limitations on deductibility for income tax purposes of certain compensation in excess of $1 million per year paid to our most highly compensated executive officers under Section 162(m). While significant portions of the compensation program as it applied to such persons in fiscal 2009 were designed to take advantage of exceptions to Section 162(m), such as the "performance-based" exception for annual bonuses, PSUs and stock options, certain non-deductible compensation, such as the discretionary bonuses and the RSUs, was authorized. As discussed above, each employment agreement with an executive officer provides that amounts payable pursuant thereto may be deferred to the extent such amounts would not be deductible.

Tax and Accounting Implications of Each Form of Compensation

        Salary is expensed when earned. Amounts are tax deductible, except for certain annual payments over $1 million to the Chief Executive Officer and the three highest paid executive officers other than the Chief Executive Officer (collectively, the "Covered Executives"). As discussed above, in certain cases, executive officers with salaries in excess of $1 million per year defer the portion that exceeds $1 million. In such case, we should be able to take the tax deduction when the deferred amounts are finally paid to the executive officer.

        Annual bonuses under the Executive Annual Incentive Plan are expensed during the year in which performance is being measured. Bonuses paid out under the Executive Annual Incentive Plan are tax deductible. Discretionary bonus payments made on account of fiscal 2009 to the Covered Executives were not tax deductible.

        Stock options are expensed at grant date fair value over the requisite service period. Outstanding options have been granted pursuant to stockholder-approved plans, and are therefore deductible for tax purposes under Section 162(m). The deduction is taken by us in the tax year in which the option is exercised and the deductible amount per share is equal to the spread between the option exercise price and the price of the stock at the time of exercise.

        PSUs are expensed at grant date fair value over the applicable performance period. Outstanding performance share units have been granted pursuant to a stockholder-approved plan, and are therefore deductible for income tax purposes under Section 162(m).

        RSUs are expensed at grant date fair value over the requisite service period. RSUs are tax deductible in the tax year when the shares are paid out except when payouts are made to a person who is a Covered Executive at the time of payout to the extent such Covered Executive's compensation exceeds the Section 162(m) limitations. Non-deductible restricted stock units were paid out in fiscal 2009.

Executive Stock Ownership Guidelines

        In fiscal 2007, we adopted stock ownership guidelines for our executive officers. The guidelines were adopted in part to increase our executive officers' direct stockholdings to better align their interests with those of our stockholders. Each executive officer has five years to meet his or her target. Targets are tiered depending on an executive officer's position and are expressed as multiples of annual salary: 2.5 times for the Executive Chairman and Chief Executive Officer; 2.0 times for the President and Chief Operating Officer and the Vice Chairman; 1.5 times for Group Presidents and 1.0 times for other executive officers. The Lauders, who are executive officers, exceed the guidelines applicable to them. Shares held directly by the executive officer or by his or her family members or in controlled entities and shares underlying vested and unvested restricted stock units are included in determining the value of the shares held.

Policy on Avoidance of Insider Trading

        Our executive officers, as well as members of our Board of Directors, and employees at senior levels and in sensitive areas throughout our organization, are subject to our policy on avoidance of insider trading. Under this policy, such people are prohibited from buying or selling shares of our stock during regular and special blackout periods. This also applies to the exercise of stock options and sale of the underlying shares. Moreover, prior to any trade, executive officers, directors and such employees must obtain preclearance from our Legal Department.

        We do not restrict pledges of securities but require that pledges of securities be precleared by our Legal Department. While shares of our stock held in brokerage margin accounts can be considered to be "pledged," we do not consider margin accounts to be subject to our preclearance policy.

Compensation Committee and Stock Plan Subcommittee Report

        The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended June 30, 2009.

Compensation Committee	Stock Plan Subcommittee
Richard D. Parsons (Chair) Rose Marie Bravo Barry S. Sternlicht	Rose Marie Bravo Barry S. Sternlicht

 Summary Compensation Table

The following table, footnotes and narratives describe the compensation during the past three fiscal years for (a) our Chief Executive Officer, (b) our Chief Financial Officer and (c) our four other most highly compensated executive officers	in our fiscal year ended June 30, 2009 ("fiscal 2009"). The fiscal year ended June 30, 2008 is referred to as "fiscal 2008" and the fiscal year ended June 30, 2007 is referred to as "fiscal 2007."

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William P. Lauder,	2009	$1,500,000	$825,000	$783,392	$2,400,048	$150,000	$312,107	$90,264	$6,060,811
Chief Executive	2008	1,500,000	0	2,175,589	2,294,344	3,074,500	96,251	63,623	9,204,307
Officer	2007	1,500,000	0	1,418,238	2,520,735	2,187,300	228,063	76,795	7,931,131
Fabrizio Freda,	2009	1,300,000	687,500	1,271,752	1,295,188	125,000	495,310	453,640	5,628,390
President and Chief Operating Officer	2008	433,333	1,833,333	0	0	0	164,383	329,467	2,760,516
Daniel J. Brestle,	2009	1,250,000	787,500	627,522	1,802,000	112,500	1,206,396	123,544	5,909,462
Vice Chairman and	2008	1,250,000	0	1,490,699	1,579,817	2,305,900	1,441,754	97,097	8,165,267
President, ELC North America	2007	1,250,000	0	1,101,305	1,770,197	2,187,300	772,825	93,018	7,174,645
John Demsey,	2009	1,000,000	244,475	264,014	984,671	711,050	192,872	51,400	3,448,482
Group President	2008	1,000,000	0	653,157	768,962	1,648,600	86,776	50,074	4,207,569
	2007	1,000,000	0	285,281	597,920	1,492,200	113,929	45,700	3,535,030
Cedric Prouvé,	2009	1,000,000	131,500	351,948	892,529	637,000	130,492	410,930	3,554,399
Group President	2008	1,000,000	0	725,191	764,781	1,330,000	65,786	217,835	4,103,593
	2007	1,000,000	0	472,739	856,682	1,250,300	76,874	254,484	3,911,079
Richard W. Kunes,	2009	870,000	122,500	313,796	901,000	175,000	126,802	21,262	2,530,360
Executive Vice	2008	835,000	0	884,344	1,192,433	686,300	65,574	17,600	3,681,251
President and Chief Financial Officer	2007	800,000	0	583,149	1,038,054	695,800	142,736	57,924	3,317,663

(1)
Mr. W. Lauder was Chief Executive Officer through June 30, 2009. He is now Executive Chairman. Mr. Brestle was Vice Chairman and President, ELC North America through his retirement as of June 30, 2009. Mr. Brestle was Chief Operating Officer in fiscal 2008 through March 2, 2008. On March 3, 2008, Fabrizio Freda became President and Chief Operating Officer. He served as Chief Operating Officer through June 30, 2009 and is now President and Chief Executive Officer.

(2)
Amounts in fiscal 2009, reflect discretionary bonuses paid to the executive officers in September 2009. The amounts do not reflect restricted stock units granted in September 2009 as part of discretionary bonuses for fiscal 2009 to the continuing executive officers in respect of 24,495 shares of Class A Common Stock to Mr. W. Lauder, 20,413 shares to Mr. Freda, 7,259 shares to Mr. Demsey, 3,904 shares to Mr. Prouvé and 3,637 shares to Mr. Kunes. Expenses associated with such grants are expected to be disclosed in the "Stock Awards" column for future fiscal years. Amounts for Mr. Freda in fiscal 2008 reflect a $1 million sign-on bonus upon his start with the Company and $833,333 as a bonus paid with other fiscal 2008 bonuses pursuant to his agreement to join the Company.

(3)
The amounts represent the expense incurred in each fiscal year attributable to RSUs and PSUs granted in fiscal 2009 and in prior years, computed in accordance with FAS 123(R), which disregards estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the closing price of our Class A Common Stock on the NYSE on the date of grant, which was $35.00 per share on September 26, 2005, $39.56 on September 20, 2006, $42.58 on September 21, 2007 and $52.83 on September 11, 2008. Because the retirement provisions of the RSUs granted to Mr. Brestle and Mr. Kunes applied, the value of their RSUs are expensed over the period from the date of grant through the date of retirement eligibility. See "Grants of Plan-Based Awards" for information about equity awards granted in fiscal 2009 and "Outstanding Equity Awards at June 30, 2009" for further information with respect to awards outstanding as of June 30, 2009. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the outcome of the performance criteria (in the case of PSUs) and the price of our Class A Common Stock at the end of the performance or restricted period. The lower amounts for stock awards in fiscal 2009 reflect a reversal of prior accruals relating to PSUs. For a description of the performance criteria applicable to the PSUs, see "Compensation Discussion and Analysis—Elements of Compensation; Allocation—Long-Term Equity-Based Compensation—Performance Share Units."

(4)
The amounts represent compensation expense recorded in fiscal 2009, 2008 and 2007 for stock options granted in fiscal 2004 through fiscal 2009 to the Named Executive Officers computed in accordance with FAS 123(R), disregarding estimates of forfeitures related to service-based vesting conditions. The fair-market values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions:

Date of Grant	Expected Volatility	Expected Term to Exercise	Dividend Yield	Risk-Free Interest Rate
Sep. 11, 2008	28%	8	1.2%	3.5%
Sep. 21, 2007	24%	9	1.2%	4.6%
Sep. 20, 2006	24%	9	1.2%	4.7%
Sep. 26, 2005	23%	9	0.9%	4.3%
Aug. 24, 2004	32%	7	0.7%	3.9%
Aug. 20, 2003	31%	7	0.6%	3.8%

  The expected volatility assumption is a combination of both current and historical implied volatilities of the underlying stock which are obtained from public data and sources. Because the retirement provisions of these awards applied to Mr. Brestle and to Mr. Kunes during the term of their awards, the value of their awards are expensed over the period from the date of grant through the date of retirement eligibility. See "Grants of Plan-Based Awards" for information about option awards granted in fiscal 2009 and "Outstanding Equity Awards at June 30, 2009" for information with respect to options outstanding at June 30, 2009. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of our Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the amounts set forth in the table. These amounts should not be used to predict stock performance.

(5)
The amounts represent the amounts paid in respect of each fiscal year under our Executive Annual Incentive Plan. See "Grants of Plan-Based Awards" for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria. For a description of the performance criteria, see "Compensation Discussion and Analysis—Elements of Compensation; Allocation—Annual Incentive Bonuses."

(6)
The amounts represent: (i) the aggregate change in each fiscal year in the actuarial present value of each Named Executive Officer's accumulated pension benefits under the RGA Plan and the Restoration Plan, to the extent the Named Executive Officer participates; and (ii) in respect of Messrs. W. Lauder, Brestle and Kunes, the above market portion of interest each earned during fiscal 2007 on their deferred compensation balances is as follows: $69,224 for Mr. W. Lauder; $12,379 for Mr. Brestle and $69,742 for Mr. Kunes. There was no above market portion of interest earned during fiscal 2008 and fiscal 2009 on their deferred compensation balances. See "Nonqualified Deferred Compensation in Fiscal 2009 and at June 30, 2009" and the related discussion for a description of our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See "Pension Benefits" below.

(7)
Amounts reported for fiscal 2009, fiscal 2008 and fiscal 2007, respectively (or fiscal 2009 and fiscal 2008, respectively, for Mr. Freda), are as follows: (i) matching contributions made on behalf of the executives pursuant to the 401(k) Savings Plan: Mr. W. Lauder, $9,720, $9,200 and $9,000; Mr. Brestle, $9,800, $9,000 and $9,219; Mr. Demsey, $9,800, $9,200, $9,000; Mr. Prouvé, $9,800, $9,200 and $9,000; and Mr. Kunes, $9,800, $9,200 and $9,000; (ii) Company-paid premiums for additional executive term life insurance coverage: Mr. W. Lauder, $3,900, $3,900 and $3,900; Mr. Freda, $15,900 and $15,900; Mr. Brestle, $76,700, $65,900 and $65,900; Mr. Demsey, $14,300, $8,300 and $0; Mr. Prouvé, $3,600, $3,600 and $3,600; and Mr. Kunes, $4,900, $4,900 and $4,900; (iii) Company-paid premiums for an insurance policy that replicates French state pension benefits for Mr. Prouvé for years of service in the United States of $0, $42,629 and $71,340; (iv) cash in lieu of perquisites as follows: Mr. W. Lauder, $20,000, $20,000 and $20,000; Mr. Brestle, $15,000, $0 and $0; Mr. Freda, $15,000 and $0; Mr. Demsey, $15,000, $15,874 and $20,000; Mr. Prouvé, $14,815, $18,580 and $15,272; and Mr. Kunes, $0, $0 and $30,586; (v) financial counseling as follows: Mr. W. Lauder, $5,000, $0 and $0; Mr. Freda, $5,000 and $5,000; Mr. Brestle, $5,000, $5,000 and $3,500; Mr. Demsey, $3,500, $3,500 and $3,500; Mr. Prouvé, $3,500, $3,500 and $3,500; and Mr. Kunes, $3,500, $3,500 and $3,500; (vi) personal use of Company leased auto or auto allowance as follows: Mr. W. Lauder, $8,097, $3,337 and $16,368; Mr. Freda, $13,200 and $4,400; Mr. Brestle, $17,044, $16,997 and $14,618; Mr. Demsey, $8,800, $13,200 and $13,200; Mr. Prouvé, $0, $11,000 and $13,200; and Mr. Kunes, $3,062, $0 and $9,938; (vii) companion and home leave travel as follows: Mr. Prouvé, $61,915, $60,695 and $42,180; (viii) reimbursement for children's tuition and taxes thereon relating to relocation as follows: Mr. Prouvé, $0, $68,631 and $96,392; (ix) transitional payment to Mr. Prouvé in lieu of expatriate allowances of $317,300 in fiscal 2009; and (x) expenses related to Mr. Freda's relocation to the US including temporary living expenses, travel, electrical appliances, shipment of household goods and the related tax gross up payment in the amounts of $404,540 for fiscal 2009 and $304,167 for fiscal 2008. In addition, with respect to Mr. W. Lauder, in fiscal 2005, we instituted a flight safety policy, which provides that our Chairman of the Board of Directors and our Chief Executive Officer should not fly together for any reason. One effect of the policy was to increase the costs of certain non-business trips for Mr. W. Lauder. In order to remedy this, we allowed Mr. W. Lauder to use Company-provided aircraft for non-business trips where it was necessary to comply with the flight safety policy at an incremental cost to us of $43,547 in fiscal 2009, $27,186 in fiscal 2008 and $27,527 in fiscal 2007. We also make available to our employees, including the Named Executive Officers, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program to us did not exceed $1,000 in any fiscal year for any of the Named Executive Officers. The sales of product to employees at a discount are profitable for us.

Employment Agreements

        In "Compensation Discussion and Analysis," we describe our considerations in determining fiscal 2009 compensation for Named Executive Officers. The material terms of each Named Executive Officer's employment agreement are described below:

        William P. Lauder.    Mr. W. Lauder's compensation in fiscal 2009 was paid pursuant to an employment agreement providing for his continued employment as our President and Chief Executive Officer through March 2, 2008 and thereafter as Chief Executive Officer through June 30, 2010, unless earlier terminated. In connection with Fabrizio Freda becoming Chief Executive Officer as of July 1, 2009, Mr. W. Lauder's agreement was amended to provide that he would be Executive Chairman through June 30, 2010. Under the agreement, Mr. W. Lauder is entitled to receive a base salary of not less than $1.5 million per annum and will be eligible for aggregate target annual incentive bonus compensation of $3 million for each year of the agreement. Through June 30, 2009, Mr. W. Lauder received annual stock-based awards under our Amended and Restated Fiscal 2002 Share Incentive Plan (or a successor plan) (our "Share Incentive Plan") with a value equivalent to a grant of stock options with respect to 300,000 shares of our Class A Common Stock. In September 2007, Mr. W. Lauder was granted stock options in respect of 150,000 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 25,998 shares of Class A Common Stock and PSUs with a target payout of 25,998 shares of Class A Common Stock. In September 2008, Mr. W. Lauder was granted stock options in respect of 150,000 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 26,207 shares of Class A Common Stock and PSUs with a target payout of 26,207 shares of Class A Common Stock. In connection with the change in his position, we agreed to recommend to the Stock Plan Subcommittee annual stock-based awards under the Share Incentive Plan with a value equivalent at the time of grant of no less than $2 million; provided, however, at no time shall an annual grant exceed or be in respect of more than 200,000 shares of Class A Common Stock at target performance (provided that above-target performance share units shall not be subject to this limitation). Accordingly, in September 2009, Mr. W. Lauder was granted stock options in respect of 88,652 shares of Class A Common Stock with an exercise price of $34.00 per share, RSUs in respect of 14,706 shares of Class A Common Stock and PSUs with a target payout of 14,706 shares of Class A Common Stock. In addition to our benefits generally available to senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we will continue to provide Mr. W. Lauder additional executive term life insurance with a face amount of $5 million with annual premiums paid by us.

        Fabrizio Freda.    During fiscal 2009, Mr. Freda was paid pursuant to an employment agreement that was entered into in November 2007 in connection with his joining the Company. The initial agreement provided for him to serve as President and Chief Operating Officer and provided a timetable for him to be elected Chief Executive Officer. The agreement was amended in March 2009 to reflect his election to that position effective July 1, 2009. The term of employment set forth in the agreement expires June 30, 2011. Through fiscal 2009, the agreement provided for a base salary of not less than $1.3 million per annum, which was increased to $1.5 million beginning in fiscal 2010. For fiscal 2009, he was eligible for aggregate target annual incentive bonus compensation of no less than $2.5 million per year, which was increased to $3.0 million beginning in fiscal 2010 for each Contract Year (as defined below) for which the employment agreement is in effect. During fiscal 2009, Mr. Freda was eligible to receive stock-based awards under our Share Incentive Plan with a value equivalent to a grant of stock options with respect to 250,000 shares of the Company's Class A Common Stock. In addition, he was entitled to receive a one-time grant of stock-based awards under our Share Incentive Plan with a value equivalent to a grant of stock options with respect to 100,000 shares of the Company's Class A Common Stock. Accordingly, in September 2008, Mr. Freda was granted stock options in respect of 175,000 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 30,574 shares of Class A Common Stock and PSUs with a target payout of 30,574 shares of Class A Common Stock. In connection with his promotion to Chief Executive Officer, Mr. Freda received a one-time grant of RSUs in respect of 119,403 shares of Class A Common Stock (valued at $4 million on the date of grant). In addition, for fiscal 2010 and 2011, we agreed to recommend to the Stock Plan Subcommittee annual stock-based awards under the Share Incentive Plan with a value equivalent at the time of grant of no less than $4 million with such value determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, at no time shall an annual grant exceed or be in respect of more than 400,000 shares of Class A Common Stock at target performance (provided that above-target performance share units shall not be subject to this limitation). Accordingly, in September 2009,

Mr. Freda was granted stock options in respect of 177,305 shares of Class A Common Stock with an exercise price of $34.00 per share, RSUs in respect of 29,412 shares of Class A Common Stock and PSUs with a target payout of 29,412 shares of Class A Common Stock. In addition to benefits generally available to senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan of up to $15,000 (increased to $20,000 for fiscal 2010 and 2011), financial counseling services up to $5,000, and participation in the Company's Executive Automobile Program with an automobile having an acquisition value of $50,000 (which was increased to $75,000 in March 2009)), we agreed to provide Mr. Freda additional executive term life insurance with a face amount of $5 million, travel for his spouse to accompany him on up to two (2) business-related travel itineraries per fiscal year and relocation allowances and expenses from Italy to the New York area in accordance with the Company's relocation policy. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on behalf of the Executive. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of his termination.

        Daniel J. Brestle.    Mr. Brestle's compensation in fiscal 2009 was paid pursuant to an employment agreement which provided for Mr. Brestle's employment as our Chief Operating Officer through March 2, 2008 and Vice Chairman and President, ELC North America through June 30, 2009, unless earlier terminated. Mr. Brestle retired on June 30, 2009. Under the terms of the agreement, Mr. Brestle was entitled to receive a base salary of not less than $1.25 million per annum and was eligible for aggregate annual target incentive bonus compensation of not less than $2.25 million for each year of the agreement. During the term of the agreement, Mr. Brestle was eligible to receive annual stock-based awards under our Share Incentive Plan with a value equivalent to a grant of stock options with respect to 200,000 shares of our Class A Common Stock. In September 2007, Mr. Brestle was granted stock options in respect of 100,000 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 17,332 shares of Class A Common Stock and PSUs with a target payout of 17,332 shares of Class A Common Stock. In September 2008, Mr. Brestle was granted stock options in respect of 100,000 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 17,471 shares of Class A Common Stock and PSUs with a target payout of 17,471 shares of Class A Common Stock. In addition to the benefits generally available to our senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we provided Mr. Brestle additional executive term life insurance with a face amount of $5 million with annual premiums paid by us. Upon his retirement, Mr. Brestle is continuing as Chairman of the Personal Care Products Council ("PCPC"), an industry group of which we are a member. In connection with his responsibilities for the PCPC, we are providing Mr. Brestle with office space and the services of an administrative assistant.

        John Demsey.    Mr. Demsey's compensation in fiscal 2009 was paid pursuant to an employment agreement which provides for Mr. Demsey's employment as Group President through June 30, 2010, unless earlier terminated. Under the terms of the agreement, Mr. Demsey is entitled to receive a base salary of not less than $1.0 million per annum and will be eligible for aggregate annual target incentive bonus compensation of not less than $2.0 million for each year of the agreement. During the term of the agreement, we agreed to recommend to the Stock Plan Subcommittee annual stock-based awards under our Share Incentive Plan with a value equivalent to no less than a grant of stock options with respect to 125,000 shares of our Class A Common Stock. In September 2007, Mr. Demsey was granted stock options in respect of 62,500 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 10,833 shares of Class A Common

Stock and PSUs with a target payout of 10,833 shares of Class A Common Stock. In September 2008, Mr. Demsey was granted stock options in respect of 62,500 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 10,919 shares of Class A Common Stock and PSUs with a target payout of 10,919 shares of Class A Common Stock. In September 2009, Mr. Demsey was granted stock options in respect of 67,500 shares of Class A Common Stock with an exercise price of $34.00 per share, RSUs in respect of 11,723 shares of Class A Common Stock and PSUs with a target payout of 11,723 shares of Class A Common Stock. In addition to the benefits generally available to our senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we will continue to provide Mr. Demsey additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us.

        Cedric Prouvé.    Mr. Prouvé's compensation in fiscal 2009 was paid pursuant to an employment agreement which provided for Mr. Prouvé's employment as Group President, International through June 30, 2011, unless earlier terminated. Under that agreement, which was amended effective as of July 1, 2009, Mr. Prouvé is entitled to a base salary of not less than $1.0 million per annum and is eligible for annual aggregate target incentive bonus compensation of not less than $1.5 million for fiscal 2009, $1.5 million for fiscal 2010 and $1.75 million for fiscal 2011. During the term of the agreement, we agreed to recommend to the Stock Plan Subcommittee annual stock-based awards under our Share Incentive Plan with a value equivalent to no less than a grant of stock options with respect to 125,000 shares of our Class A Common Stock. In September 2008, Mr. Prouvé was granted stock options in respect of 62,500 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 10,919 shares of Class A Common Stock and PSUs with a target payout of 10,919 shares of Class A Common Stock. In September 2009, Mr. Prouvé was granted stock options in respect of 67,500 shares of Class A Common Stock with an exercise price of $34.00 per share, RSUs in respect of 11,723 shares of Class A Common Stock and PSUs with a target payout of 11,723 shares of Class A Common Stock. In addition to the benefits generally available to our senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we will continue to provide Mr. Prouvé additional executive term life insurance with a face amount of $5 million with annual premiums paid by us. In addition, so long as Mr. Prouvé remains employed by the Company, we shall pay to him during the term of his current agreement, an amount equal to $317,300 per year as final expatriate allowances (including reimbursement for taxes) relating to his move to New York at the request of the Company.

        Richard W. Kunes.    Mr. Kunes' compensation in fiscal 2009 was paid pursuant to his employment agreement which provided for his employment as Chief Financial Officer through June 30, 2009, unless earlier terminated. Under the terms of the agreement, Mr. Kunes received a base salary of $870,000 for fiscal 2009. Mr. Kunes was eligible for aggregate target incentive bonus compensation of $700,000 for fiscal 2009. During the term of the agreement, we agreed to recommend to the Stock Plan Subcommittee annual stock-based awards under our Share Incentive Plan with a value equivalent to no less than a grant of stock options with respect to 100,000 shares of our Class A Common Stock. In September 2007, Mr. Kunes was granted stock options in respect of 50,000 shares of Class A Common Stock with an exercise price of $42.58 per share, RSUs in respect of 8,666 shares of Class A Common Stock and PSUs with a target payout of 8,666 shares of Class A Common Stock. In September 2008, Mr. Kunes was granted stock options in respect of 50,000 shares of Class A Common Stock with an exercise price of $52.83 per share, RSUs in respect of 8,736 shares of Class A Common Stock and PSUs with a target payout of 8,736 shares of Class A Common Stock. In addition to the benefits generally available our to senior executives (i.e., annual perquisite reimbursement under our Executive Perquisite

Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provided Mr. Kunes additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us. Under a new employment agreement entered into with Mr. Kunes effective July 1, 2009, Mr. Kunes will be an employee-at-will and continue as Executive Vice President and Chief Financial Officer until his retirement or other termination of his employment. The agreement provides for a base salary to be set by the Compensation Committee. For fiscal 2010, his base salary was set at $870,000, which is the same amount as for fiscal 2009. His bonus opportunities and equity grants shall be determined by the Compensation Committee or Stock Plan Subcommittee. For fiscal 2010, his aggregate target incentive bonus opportunities were $700,000 and, in September 2009, he was granted stock options in respect of 60,000 shares of Class A Common Stock with an exercise price of $34.00 per share, RSUs in respect of 10,421 shares of Class A Common Stock and PSUs with a target payout of 10,421 shares of Class A Common Stock. His benefits remain essentially the same as those in his prior agreement.

        Each agreement described above provides that the executive may elect to defer all or part of his annual incentive bonus compensation in compliance with Section 409A. We may require the executive to defer salary and bonus amounts to be received by him to the extent such amounts may not be currently deductible by us by reason of Section 162(m).

        Each employment agreement also provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during his employment and, under certain circumstances, for two years following termination of employment, and non-disclosure relating to our confidential information.

        The provisions of the employment agreements relating to termination of employment and payments relating to termination are discussed in "Potential Payments upon Termination or Change of Control."

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

        The following table sets forth information with respect to each award in fiscal 2009 to each Named Executive Officer of plan-based compensation, including bonus opportunities under the Executive Annual Incentive Plan, and options to purchase our Class A Common Stock, performance share units ("PSUs") and restricted stock units ("RSUs") under the Amended and Restated Fiscal 2002 Share Incentive Plan. The material terms of the bonus opportunities are described in "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonuses" and the material terms of the PSUs are described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Performance Share Units."

									All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Lauder	N/A	$750,000	$3,000,000	$3,570,000
	9/11/08				13,104	26,207	39,311				$1,384,516
	9/11/08							26,207			1,384,516
	9/11/08								150,000	$52.83	2,703,000
Fabrizio Freda	N/A	625,000	2,500,000	2,975,000
	9/11/08				15,287	30,574	45,861				1,615,224
	9/11/08							30,574			1,615,224
	9/11/08								175,000	52.83	3,153,500
Daniel J. Brestle	N/A	562,500	2,250,000	2,677,500
	9/11/08				8,736	17,471	26,207				922,993
	9/11/08							17,471			922,993
	9/11/08								100,000	52.83	1,802,000
John Demsey	N/A	500,000	2,000,000	2,460,000
	9/11/08				5,460	10,919	16,379				576,851
	9/11/08							10,919			576,851
	9/11/08								62,500	52.83	1,126,250
Cedric Prouvé	N/A	375,000	1,500,000	1,845,000
	9/11/08				5,460	10,919	16,379				576,851
	9/11/08							10,919			576,851
	9/11/08								62,500	52.83	1,126,250
Richard W. Kunes	N/A	175,000	700,000	805,000
	9/11/08				4,368	8,736	13,104				461,523
	9/11/08							8,736			461,523
	9/11/08								50,000	52.83	901,000

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2009 under the Executive Annual Incentive Plan at the "threshold," "target" and "maximum" levels. Actual payouts for fiscal 2009 are disclosed in the Summary Compensation Table in the column "Non-Equity Incentive Plan Compensation." No future payout will be made under this award. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. For a discussion of the Executive Annual Incentive Plan and the fiscal 2009 payouts, see "Summary Compensation Table" and "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonuses."

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target and maximum payout of PSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2009. Future payout of such PSUs is generally subject to the achievement by us of our net sales and net earnings per share goals for the three-year period ending June 30, 2011. These goals were set in September 2008. Payout generally assumes continued

  employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans." For each executive officer, no payout will be made pursuant to the net sales opportunity or the earnings per share opportunity unless the threshold for such opportunity is achieved and additional shares shall be paid out if performance exceeds the targeted performance goals. Upon payout, shares will be withheld to cover minimum statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Performance Share Units."

(3)
The amounts shown represent the number of shares of Class A Common Stock subject to RSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2009. RSUs granted in fiscal 2009 generally vest ratably in thirds on November 2, 2009, November 1, 2010 and October 31, 2011 (or the first day thereafter that shares may be traded under our policy) assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans." RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations to the extent the holder does not deliver us cash to satisfy such obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout. See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Restricted Stock Units."

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2009. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant (and under our plan, the exercise price cannot be lower than such closing price). The stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire 10 years from the grant date. In addition, holders of stock options do not receive dividend equivalents or have any voting rights with respect to the shares of Class A common stock underlying the options. See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Compensation—Stock Options."

(5)
The amount shown is the total FAS 123(R) value of the award on the date of grant and were calculated using assumptions previously described in footnotes (3) and (4) of the Summary Compensation Table. The grant date fair value of PSU awards was calculated assuming the target payout.

 OUTSTANDING EQUITY AWARDS AT JUNE 30, 2009

                The following table sets forth information with respect to stock options, RSUs and PSUs outstanding on June 30, 2009 under our plans existing at the time of grant for each Named Executive Officer. In the section of the table relating to "Stock Awards," the first, second and third rows set forth RSUs and PSUs granted to the Named Executive Officers (other than Mr. Freda) in September 2006, 2007 and 2008, respectively. Mr. Freda joined the Company in March 2008. His grants are only those made in September 2008.

						Stock Awards
	Option Awards (1)
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)
William P. Lauder	100,000	0	n/a	$49.75	7/1/2009
	100,000	0	n/a	43.69	8/16/2010
	100,000	0	n/a	40.50	7/26/2011
	100,000	0	n/a	32.15	7/10/2012
	200,000	0	n/a	33.44	8/20/2013
	300,000	0	n/a	43.10	8/24/2014
	150,000	0	n/a	35.00	9/26/2015
	100,000	50,000	n/a	39.56	9/20/2016	9,157	$313,810	27,471	$941,431
	50,000	100,000	n/a	42.58	9/21/2017	17,332	585,302	12,999	438,976
	0	150,000	n/a	52.83	9/11/2018	26,207	870,597	13,104	435,298
Fabrizio Freda	0	175,000	n/a	52.83	9/11/2018	30,574	1,015,668	15,287	507,834
Daniel J. Brestle	100,000	0	n/a	49.75	7/1/2009
	100,000	0	n/a	43.69	8/16/2010
	100,000	0	n/a	40.50	7/26/2011
	100,000	0	n/a	32.15	7/10/2012
	100,000	0	n/a	33.44	8/20/2013
	100,000	0	n/a	43.10	8/24/2014
	100,000	0	n/a	35.00	9/26/2015
	66,666	33,334	n/a	39.56	9/20/2016	6,105	209,218	18,314	627,621
	33,333	66,667	n/a	42.58	9/21/2017	11,555	390,212	8,666	292,651
	0	100,000	n/a	52.83	9/11/2018	17,471	580,387	8,736	290,210
John Demsey	25,000	0	n/a	53.50	7/20/2009
	16,667	0	n/a	35.00	9/26/2015
	16,667	16,667	n/a	39.56	9/20/2016	3,053	104,626	9,157	313,810
	20,833	41,667	n/a	42.58	9/21/2017	7,222	243,887	5,417	182,932
	0	62,500	n/a	52.83	9/11/2018	10,919	362,729	5,460	181,365
Cedric Prouvé	15,000	0	n/a	53.50	7/20/2009
	20,000	0	n/a	43.69	8/16/2010
	25,000	0	n/a	32.15	7/10/2012
	100,000	0	n/a	33.44	8/20/2013
	100,000	0	n/a	43.10	8/24/2014
	50,000	0	n/a	35.00	9/26/2015
	33,333	16,667	n/a	39.56	9/20/2016	3,053	104,626	9,157	313,810
	16,666	33,334	n/a	42.58	9/21/2017	5,778	195,123	4,333	146,325
	0	62,500	n/a	52.83	9/11/2018	10,919	362,729	5,460	181,365
Richard W. Kunes	25,000	0	n/a	53.50	7/20/2009
	100,000	0	n/a	43.10	8/24/2014
	50,000	0	n/a	35.00	9/26/2015
	33,333	16,667	n/a	39.56	9/20/2016	3,053	104,626	9,157	313,810
	16,666	33,334	n/a	42.58	9/21/2017	5,778	195,123	4,333	146,325
	0	50,000	n/a	52.83	9/11/2018	8,736	290,210	4,368	145,105

(1)
Each of the stock options set forth in the table was granted ten years prior to the expiration date. Stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two

  January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire ten years from the grant date.

(2)
RSUs granted vest ratably in thirds on each October 31 (or the first day thereafter that shares may be traded under our policy) following the one year anniversary of the date of grant, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control—Effect of Termination on Outstanding Awards Under Equity Plans." As of June 30, 2009, the Named Executive Officers had earned dividend equivalents on outstanding unvested RSUs with a dollar value as follows: Mr. W. Lauder, $48,130; Mr. Freda $16,816; Mr. Brestle, $32,088; Mr. Demsey, $18,834; Mr. Prouvé, $17,246; and Mr. Kunes, $16,045.

(3)
The amounts represent the sum of (a) the product of (i) $32.67 (which was the closing price of the Class A Common Stock on June 30, 2009, the last trading day of fiscal 2009) and (ii) the number of shares of Class A Common Stock underlying the RSUs and (b) the dividend equivalents in respect of such RSUs.

(4)
The amount of shares represents the target level of payout of shares of Class A Common Stock underlying the outstanding awards granted in September 2006 (the "fiscal 2007 PSUs") and the threshold level of payout of shares of Class A common stock underlying the outstanding awards of PSUs granted in September 2007 (the "fiscal 2008 PSUs") and September 2008 (the "fiscal 2009 PSUs"). Payouts under the fiscal 2007 PSUs were made in September 2009 at levels reflecting achievement between threshold and target. The shares of Class A Common Stock paid out to the Named Executive Officers were as follows: Mr. W. Lauder, 8,887 shares; Mr. Brestle, 5,925 shares; Mr. Prouvé, 2,962 shares; and Mr. Kunes, 2,962 shares. Each also received a cash payment reflecting dividend equivalents on such shares as follows: Mr. W. Lauder, $14,219; Mr. Brestle, $9,480; Mr. Prouvé, $4,739; and Mr. Kunes, $4,739. Payouts, if any, under the fiscal 2008 PSUs will be made in early fiscal 2011, assuming the performance criteria are achieved. Payouts, if any, under the fiscal 2009 PSUs will be made in early fiscal 2012, assuming the performance criteria are achieved. As of June 30, 2009, the Named Executive Officers had accrued dividend equivalents on outstanding fiscal 2008 PSUs and fiscal 2009 PSUs at the threshold payout level with a dollar value as follows: Mr. W. Lauder, $21,506; Mr. Freda $8,408; Mr. Brestle, $14,337; Mr. Demsey, $8,961; Mr. Prouvé, $7,769; and Mr. Kunes, $7,169.

(5)
The amounts represent the sum of (a) the product of (i) $32.67 (which was the closing price of the Class A Common Stock on June 30, 2009, the last trading day of fiscal 2009) and (ii) the number of shares of Class A Common Stock underlying the PSUs at threshold payout level and (b) dividend equivalents in respect of such PSUs.

 OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

        The following table sets forth as to each Named Executive Officer information on exercises of stock options and vesting of RSUs and PSUs during fiscal 2009, including (i) the number of shares of Class A Common Stock underlying options exercised in fiscal 2009; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Class A Common Stock received from the vesting of RSUs and PSUs during fiscal 2009; and (iv) the aggregate dollar value realized upon the vesting of RSUs on October 31, 2008 and payout of PSUs on September 8, 2008.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
William P. Lauder	—		—	51,001	(4)	$2,255,024	(4)
Fabrizio Freda	—		—	—		—
Daniel J. Brestle	—		—	34,001	(5)	1,503,372	(5)
John Demsey	55,000	(6)	$433,563	6,663	(7)	245,325	(7)
Cedric Prouvé	—		—	17,000	(8)	751,668	(8)
Richard W. Kunes	75,000	(9)	1,141,813	17,000	(10)	751,668	(10)

(1)
Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout on October 31, 2008 of a portion of RSUs granted on September 26, 2005, September 20, 2006 and September 21, 2007. Also represents the vesting and payout on September 11, 2008 of the PSUs granted on September 26, 2005.

(3)
Represents the sum of (a) the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date and (b) the amount in cash paid out pursuant to dividend equivalent rights attached to the RSUs and PSUs.

(4)
Includes 24,381 shares withheld from Mr. W. Lauder to satisfy taxes at a value of $1,046,954. Mr. W. Lauder has not sold any of the remaining shares he acquired upon this vesting.

(5)
Includes 14,895 shares withheld from Mr. Brestle to satisfy taxes at a value of $639,615. Mr. Brestle has not sold any of the remaining shares he acquired upon this vesting.

(6)
The options exercised by Mr. Demsey had exercise prices ranging from $43.10 to $43.69 per share and included options granted between August 16, 2000 and August 24, 2004.

(7)
Includes 3,186 shares withheld from Mr. Demsey to satisfy taxes at a value of $114,823. Mr. Demsey has not sold any of the remaining shares he acquired upon this vesting.

(8)
Includes 6,664 shares withheld from Mr. Prouvé to satisfy taxes at a value of $279,841. Mr. Prouvé has not sold any of the remaining shares he acquired upon this vesting.

(9)
The options exercised by Mr. Kunes had exercise prices ranging from $33.44 to $43.69 per share and included options granted between August 16, 2000 and August 20, 2003.

(10)
Includes 7,448 shares withheld from Mr. Kunes to satisfy taxes at a value of $319,833. Mr. Kunes has not sold any of the remaining shares he acquired upon this vesting.

Pension Benefits

        We provide retirement benefits to our employees in the United States, including the Named Executive Officers, through qualified and non-qualified defined benefit pension plans. These plans include The Estée Lauder Companies Retirement Growth Account Plan ("RGA Plan") and the Estée Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), respectively.

        The non-qualified Restoration Plan provides for pension benefit payments which employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.

        In general, for employees who were at least 50 years old and had five years of Company qualifying employment on January 1, 1993 or who had ten years of Company qualifying employment as of that date ("grandfathered employees"), retirement benefits pursuant to the plans are calculated as a multiple of years of qualifying Company employment times a percentage (1% up to 1.5% above a Social Security covered compensation level) of final qualifying average compensation, payable as a monthly pension for life starting at age 62. Conversion to alternative forms of payment is available, including a one-time lump sum. Qualifying compensation includes basic salary only. The plan provisions that apply to non-grandfathered employees, as discussed below, also apply to grandfathered employees as a minimum benefit. Pension benefits for Mr. Brestle are computed with respect to the grandfathered provisions.

        For other employees ("non-grandfathered employees"), retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4 or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index, of not less than 4%. The aggregate amount is payable as a one-time lump sum under both plans or converted to monthly lifetime payments under the RGA Plan. Pension benefits for Messrs. W. Lauder, Demsey, Prouvé, Kunes and Freda are computed with respect to these non-grandfathered provisions.

        Executive officers who have worked for our subsidiaries outside the United States may also be covered under company-sponsored pension plans covering such employees. None of the Named Executive Officers are covered under such plans.

        We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.

        In connection with his agreement to join the Company in November 2007, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on behalf of the Executive. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%.

        Set forth in the table below is each Named Executive Officer's years of credited service and the present value of his accumulated benefit under each of the pension plans and executive employment agreements pursuant to which he would be entitled to a retirement benefit, in each case, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2009.

Name	Plan Name (1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan	22	$197,000	$0
	Restoration Plan		1,205,919	0
Fabrizio Freda	RGA Plan	0	0	0
	Restoration Plan		0	0
	Employment Agreement		659,693	0
Daniel J. Brestle	RGA Plan	31	1,277,252	0
	Restoration Plan		6,245,048	0
	Employment Agreement		823,440	0
John Demsey	RGA Plan	17	179,546	0
	Restoration Plan		726,311	0
Cedric Prouvé	RGA Plan	15	93,378	0
	Restoration Plan		393,266	0
Richard W. Kunes	RGA Plan	22	227,499	0
	Restoration Plan		434,259	0

(1)
The RGA and Restoration Plans cover both grandfathered and non-grandfathered employees, as defined above.

(2)
For grandfathered employees, credited service is based on total years and months of service with us as of June 30, 2009. For non-grandfathered employees, service shown is allocation service used to determine the level of annual credits for 2008.

        The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (age 63 for Mr. Brestle and age 65 for Messrs. W. Lauder, Freda, Demsey, Prouvé and Kunes). The present values also reflect the assumption that 80% of benefits are payable as a one-time lump sum and 20% are payable as lifetime monthly payments ("annuities"). Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present value of accumulated benefits under the RGA and Restoration Plans was calculated using a 6.50% pre-retirement discount rate and RP 2000 mortality table (projected to 2010) for annuities and a 5% discount rate and GAR 1994 mortality table for lump sums, consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2009, as disclosed in Note 13 to our audited consolidated financial statements included in the 2009 Form 10-K.

 NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2009 AND AT JUNE 30, 2009

Set forth in the table below is information about contributions and earnings, if any, credited to the accounts maintained by the Named Executive Officers under nonqualified deferred compensation arrangements and the account balances on June 30, 2009.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
William P. Lauder	$528,000	—	$141,794	—	$4,757,669
Fabrizio Freda	—	—	—	—	—
Daniel J. Brestle	125,000	—	35,006	—	1,140,471
John Demsey	—	—	—	—	—
Cedric Prouvé	—	—	—	—	—
Richard W. Kunes	686,350	—	152,877	—	4,993,236

(1)
The amounts contributed by Messrs. W. Lauder and Brestle pursuant to their employment agreements during fiscal 2009 represent salary and, in the case of Mr. W. Lauder, perquisites and other personal benefit deferrals in excess of the $1 million limit on deductible compensation for Covered Employees under Section 162(m) (see "Compensation Discussion and Analysis—Tax Compliance Policy"). These amounts have been reported as salary in the "Summary Compensation Table." The amount contributed by Mr. Kunes pursuant to his employment agreement during fiscal 2009 represents the elective deferral of 100% of his fiscal 2009 bonus that was payable in September 2009. No other Named Executive Officer elected to defer any portion of his fiscal 2009 compensation.

(2)
Pursuant to their employment agreements, deferred compensation accounts of the Named Executive Officers who are either required or elect to defer compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but limited to a maximum annual rate of 9%. As of June 30, 2009, the interest rate used for crediting purposes was 3.25% as compared with 120% of the applicable federal rate of 4.66%. As such, there was no interest credited in excess of 120% of the applicable federal rate reflected in the "Aggregate Earnings in Last FY" column above or were reported in the "Summary Compensation Table—Change in Pension Value and Nonqualified Deferred Compensation Earnings."

(3)
The "Aggregate Balance at Last FYE" column above includes (i) for Mr. W. Lauder, aggregate salary deferrals from fiscal 2003 through fiscal 2009 in excess of the IRC Section 162(m) $1 million limit on deductible Covered Employee compensation as reported in the Summary Compensation Table contained in prior proxy statements in the amount of $3,114,000 and interest thereon of $573,523 and the deferral of 50% of his fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $763,500 and interest thereon of $306,646; (ii) for Mr. Brestle, aggregate salary deferrals from fiscal 2005 through fiscal 2008 in excess of the IRC Section 162(m) $1 million limit on deductible Covered Employee compensation as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $1,000,000 and interest thereon of $140,471; and (iii) for Mr. Kunes, the deferral of 100% of his fiscal 2000 through fiscal 2008 bonuses as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $3,993,750 and interest thereon of $999,486.

 POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Events of Termination under the Employment Agreements

        We have entered into employment agreements with each of our Named Executive Officers. See "Employment Agreements" above. These agreements provide for certain payments and other benefits if a Named Executive Officer's employment is terminated under circumstances specified in his respective employment agreement, including after a "change of control" of our company (as defined below).

        The current agreements for each of William P. Lauder, Daniel J. Brestle and John Demsey are effective as of July 1, 2007, including amendments that became effective for Mr. Lauder as of July 1, 2009. Mr. Freda's current agreement reflects the amendments that became effective as of July 1, 2009. Cedric Prouvé's current agreement is effective as of July 1, 2008, but includes amendments made effective July 1, 2009. Richard W. Kunes' agreement is effective as of July 1, 2009. The descriptions below of the termination provisions of the employment agreements are based on the employment agreements as in effect on the date of this proxy statement. As previously noted, Mr. Brestle retired on June 30, 2009.

        Termination of Employment Upon Permanent Disability.    We may terminate a Named Executive Officer's employment at any time by reason of a "permanent disability" (as defined below), in which event the executive will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which he is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year (as defined below) ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which such disability occurred pro-rated to the date of termination;

  •
  his base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination (the "Disability Continuation Period"); and

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of termination.

        In addition, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our healthcare, life insurance and accidental death and dismemberment insurance benefit plans during the Disability Continuation Period (disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to his continued participation in all qualified and non-qualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the "Pension Replacement Payment") during the Disability Continuation Period. See "Effect of Certain Tax Regulations on Payments" below.

        For purposes of the employment agreements, "Contract Year" means the 12 month period beginning July 1 during the term of the employment agreement. "Permanent disability" means a disability as defined under our applicable insurance policy, or, in the absence of an applicable policy, a physical or mental disability or incapacity that prevents the executive from discharging his responsibilities under his employment agreement for a period of six consecutive months or an aggregate of six months out of any twelve-month period.

        Termination of Employment Upon Death.    In the event of the executive officer's death during the term of his employment, his beneficiary or legal representative will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive otherwise was entitled prior to the date of his death;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to his death;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which his death occurred pro-rated to the date of his death;

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of his death; and

  •
  his base salary in effect at the time of his death for a period of one year from the date of his death.

        Termination of Employment Other than for Cause, Death or Disability; Constructive Termination.    We may terminate the executive's employment for any reason (other than for "cause" as defined in the employment agreement) upon 180 days' prior written notice in the case of Mr. W. Lauder or upon 90 days' prior written notice in the case of Messrs. Freda, Brestle, Demsey, Prouvé and Kunes. In the event of our termination of the executive's employment (other than for cause, disability or death) or our non-renewal of the executive's employment (except for a change in our policy regarding the use of written employment agreements for executives, the form of equity-based compensation or the mix of cash and non-cash compensation), or a termination by the executive for an uncured "material breach" (as defined below), the executive will be entitled to:

  •
  any accrued but unpaid salary and other amounts to which he is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination;

  •
  his base salary in effect at the time of termination for a period ending on a date two years from the date of termination;

  •
  bonus compensation equal to 100% in the case of Mr. W. Lauder and 50% in the case of Messrs. Freda, Brestle, Demsey, Prouvé and Kunes of the average of incentive compensation bonuses previously paid or payable to the executive during a contract term or, if such termination occurs prior to payment of any bonus during the term of the employment agreement, 50% of the aggregate target bonus in the first contract year;

  •
  reimbursement for financial counseling services in the amount of $10,000 for a period of two years from the date of termination; and

  •
  participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to his Pension Replacement Payment during such period.

        For purposes of the agreements, "material breach" is a material reduction in the executive's authority, functions, duties or responsibility or our failure to pay any award to which the executive is entitled under his employment agreement.

        Termination of Employment Following a Change of Control.    In the event the executive terminates his employment for "good reason" (as defined below) following a "change of control" of our company (with respect to Messrs. Freda, Brestle, Demsey, Prouvé and Kunes, within 2 years of a "Change of Control"), he is entitled to receive payments and benefits as if his employment were terminated by us without cause. In the event of a termination by us, or by the executive for good reason, after a change of control, the executive will also be entitled to reimbursement for outside legal counsel up to $20,000.

        For purposes of the agreements, "good reason" means that the executive is assigned duties that are materially inconsistent with his position, his position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which he performed his services prior to the change of control or we fail to have any successor company assume the executive's employment agreement.

        For purposes of the employment agreements, a "change of control" is deemed to have occurred upon any of the following events:

  •
  during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be "continuing directors" (as defined below) cease for any reason to constitute a majority of the board of directors;

  •
  our Class A Common Stock ceases to be publicly traded;

  •
  our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

  •
  our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

  •
  a change of control of a nature that would be required to be reported under the SEC's proxy rules.

        However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.

        "Continuing directors" mean the directors in office on the effective date of the executive officer's employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his or her nomination or selection.

        Termination for Cause.    In the case of termination by us for "cause" (as defined below), the executive will be entitled to receive his accrued but unpaid salary and any benefit under our employee benefit programs and plans as determined under such programs and plans upon and as of such termination.

        For purpose of the agreements, "cause" means that the executive has engaged in any of a list of specified activities, including his material breach of, or willful refusal to perform his duties under the agreements (other than because of disability or death), his failure to follow a lawful directive of the Chief Executive Officer or the board of directors that is within the scope of his duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects his performance or conviction of, entry of a guilty plea or no contest for, a felony.

        Voluntary Termination.    The executive may terminate his employment for any reason at any time upon 180 days' prior written notice in the case of Mr. W. Lauder or upon 90 days' prior written notice in the case of Messrs. Freda, Brestle, Demsey, Prouvé and Kunes, in which event we will have no further obligations after termination other than to pay the executive's accrued but unpaid salary, bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination, and for a period of up to two years from the date of termination, to the extent permitted by applicable law, benefits under our employee benefit plans and programs as determined by such plans and programs upon and as of such termination. Mr. Brestle will also be entitled to his base salary in effect at the time of voluntary termination (including retirement) and participation to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to his Pension Replacement Payment for a two-year period from the date of termination and reimbursement for financial counseling services in the amount of $5,000 per year for a period of two years from the date of termination.

 Condition Precedent to Receipt of Payments upon Termination

        The employment agreements require, as a precondition to the receipt of the payments described above, that the Named Executive Officer execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in his employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.

Modification of Severance Payments and Benefits

        The fiscal 2010 form of employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Stock Plan Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the Executive will not be effective until two years after such change is approved by the Compensation Committee or Stock Plan Subcommittee.

Effect of Certain Tax Regulations on Payments

        Effect of Excise Tax or Parachute Payments.    Under Mr. W. Lauder's employment agreement, if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to Mr. W. Lauder by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Code, we will reimburse Mr. W. Lauder for the excise tax. Under the employment agreements of the other Named Executive Officers, if any amount or benefit paid under their respective agreements, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999, the amounts paid to the executive will be reduced (but not below zero) to the extent necessary to eliminate the excise tax.

        Effect of Section 409A on Timing of Payments.    Under the employment agreements, any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a "specified employee" for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

Effect of Termination on Outstanding Awards under Equity Plans

        Under our Amended and Restated Fiscal 2002 Share Incentive Plan, executives may be awarded stock options, stock appreciation rights, stock awards, RSUs and PSUs.

        The exercise of stock options or stock appreciation rights after termination of employment and the payment of RSUs or PSUs are subject to the executive neither competing with, or taking employment or rendering service to one of our competitors without our written consent nor conducting himself in a manner adversely affecting us.

        Permanent Disability.    Upon the executive's total and permanent disability (as determined under our long-term disability program), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term. RSUs will vest pro rata for the number of full months the executive was receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the award's vesting schedule. The executive will be entitled to a pro rata payment of PSUs for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to "permanent disability."

        Termination of Employment Upon Death.    Upon the executive's death, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after death or the expiration of the option term. For stock options granted before 2007, the ability to exercise one year after death is not limited by the option term. RSUs will vest pro rata for the number of full months the executive was receiving salary continuation payments during the applicable period. The executive officer will also be entitled to a pro rata payment of PSUs for the number of full months the executive was receiving salary continuation payments during the award period. RSUs and PSUs will be paid as soon as practicable after the executive's death. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death.

        Termination of Employment Upon Retirement.    Upon formal retirement under the terms of our RGA Plan, stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term. RSUs will continue to vest and be paid in accordance with the vesting schedule. The executive officer will be entitled to payment of PSUs as if he had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives.

        Termination of Employment by Us Other than for Cause, Death or Disability.    Upon termination of employment without "cause" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan) by us, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of 90 days after the last day of salary continuation or the end of the option term. RSUs will vest pro rata for the number of full months receiving salary continuation payments during the vesting period of the award and be paid in accordance with the vesting schedule. PSUs are forfeited if such termination occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro rata payout for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

        Termination of Employment for Cause; Voluntary Termination.    Upon termination of employment by the executive without cause, stock options that are exercisable may be exercised until the earlier of 90 days after termination or the end of the option term. Stock options not yet exercisable as of the termination date are forfeited. Upon termination of employment by the executive (other than retirement) or termination of employment for cause, RSUs and PSUs are forfeited.

        Effect of Change of Control.    Upon a "change of control" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), the Stock Plan Subcommittee administering the Plan may accelerate the exercisability or vesting of awards. Upon a change of control, stock options may be adjusted and their exercisability or vesting accelerated. Each RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change of control. Each PSU will become payable in shares equal to the target award amount as soon as practicable but not later than two weeks after the change of control. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

        Effect of Employment Agreements on Stock Options.    Under the employment agreements, if the executive's employment with us is terminated as a result of death or disability or by us without cause, or his term of employment is not renewed and the executive is not eligible for retirement under the terms of our qualified defined benefit pension plan, all stock options previously granted to the executive will vest and become immediately exercisable until the earlier of one year after such termination or the end of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement.

        Effect of Section 409A on Equity Awards.    Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In September 2007, we amended the definition of "change of control" in the Amended and Restated Fiscal 2002 Share Incentive Plan to comply with Section 409A. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to that payment.

Potential Payments in the Event of Termination at the End of our Last Fiscal Year

        The following tables describe potential payments and other benefits that would have been received by each Named Executive Officer or his estate if employment had been terminated, under various circumstances, on June 30, 2009, the last business or trading day of our most recent fiscal year.

        The following assumptions and general principles apply with respect to the following tables:

  •
  The tables assume that the employment agreements in effect on the date of this proxy statement were in effect on June 30, 2009. The tables reflect estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the actual termination.

  •
  A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer's employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to his termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination. These amounts are not shown in the tables.

  •
  The amounts of equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post termination or change of control or is accelerated as a result of the event. All such awards held by the Named Executive Officers at June 30, 2009 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 30, 2009 of $32.67. The value of PSUs was computed at target in the event of death and a change of control and at threshold in the event of all other applicable termination events.

  •
  A Named Executed Officer will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan and any other pension plans and deferred compensation plans in which the Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.

  •
  Mr. Brestle is the only Named Executive Officer eligible for early retirement with an unreduced benefit. As discussed above, under his employment agreement, upon retirement, he is entitled to two years salary and benefits.

  •
  The change of control provisions of the Amended and Restated Fiscal 2002 Share Incentive Plan are the only "single trigger" payment events (i.e., payment is triggered as a result of the change of control itself, regardless of the executive's continued employment). Based upon the unvested stock options, PSUs and RSUs held by each of the Named Executive Officers as of June 30, 2009, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. W. Lauder, $4,459,690; Mr. F. Freda, $2,031,338; Mr. Brestle, $2,973,128; Mr. Demsey, $1,753,614; Mr. Prouvé, $1,631,671; and Mr. Kunes, $1,486,633.

William P. Lauder	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach(1) ($)	Termination for Good Reason After Change of Control ($)
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	2,437,250	2,437,250
Options	0	0	0	0	0	0
PSUs	0	0	2,399,783	1,199,910	1,345,009	2,689,981
RSUs	0	0	1,295,732	1,295,732	1,666,064	1,769,709
Continued Health Care Benefits(2)	0	0	0	15,174	30,348	30,348
Continued Participation in Pension and Retirement Plans(3)	0	0	0	59,174	244,600	244,600
Other Benefits and Perquisites(4)	0	0	5,000	22,100	44,200	64,200
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	$0	$0	$5,200,515	$4,092,090	$8,767,471	$10,236,088

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. W. Lauder's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Fabrizio Freda	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	750,000	750,000
Options	0	0	0	0	0	0
PSUs	0	0	677,112	338,556	507,835	1,015,669
RSUs	0	0	576,467	576,467	905,876	1,015,669
Continued Health Care Benefits(2)	0	0	0	12,522	25,043	25,043
Continued Participation in Pension and Retirement Plans(3)	0	0	0	426,448	970,000	970,000
Other Benefits and Perquisites(4)	0	0	5,000	34,100	68,200	88,200
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	$0	$0	$2,758,579	$2,888,093	$6,226,954	$6,864,581

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Freda's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Daniel J. Brestle	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	$2,500,000	$2,500,000	$1,250,000	$1,250,000	$2,500,000	$2,500,000
Bonus	0	0	0	0	801,475	801,475
Options	0	0	0	0	0	0
PSUs	896,656	896,656	1,599,849	896,656	896,656	1,793,311
RSUs	1,179,817	1,179,817	1,179,817	1,179,817	1,179,817	1,179,817
Continued Health Care Benefits(2)	30,348	30,348	0	15,174	30,348	30,348
Continued Participation in Pension and Retirement Plans(3)	843,040	843,040	0	502,240	843,040	843,040
Other Benefits and Perquisites(4)	189,800	189,800	5,000	94,900	189,800	209,800
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	$5,639,661	$5,639,661	$4,034,666	$3,938,787	$6,441, 136	$7,357,791

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Brestle's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

John Demsey	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	712,150	712,150
Options	0	0	0	0	0	0
PSUs	0	0	921,462	460,756	521,220	1,042,372
RSUs	0	0	513,786	513,786	668,071	711,242
Continued Health Care Benefits(2)	0	0	0	14,874	29,748	29,748
Continued Participation in Pension and Retirement Plans(3)	0	0	0	46,022	144,600	144,600
Other Benefits and Perquisites(4)	0	0	5,000	32,500	65,000	85,000
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	$0	$0	$2,440,248	$2,067,938	$4,140,789	$4,725,112

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Demsey's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums, auto allowance and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Cedric Prouvé	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause(1) or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	557,500	557,500
Options	0	0	0	0	0	0
PSUs	0	0	848,282	424,159	484,613	969,192
RSUs	0	0	473,126	473,126	620,101	662,479
Continued Health Care Benefits(2)	0	0	0	14,874	29,748	29,748
Continued Participation in Pension and Retirement Plans(3)	0	0	0	42,793	138,350	138,350
Other Benefits and Perquisites(4)	0	0	639,600	656,400	678,200	698,200
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	$0	$0	$2,961,008	$2,611,352	$4,508,512	$5,055,469

(1)
Termination without cause includes a failure to renew.

(2)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Prouvé's position.

(3)
Represents cash equivalent of continued participation in the RGA and Restoration Plans, the supplemental pension arrangement as provided in his employment agreement and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(4)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and the fiscal 2010 and 2011 expatriate allowance transition payments and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Richard W. Kunes	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination for Good Reason After Change of Control ($)
Base Salary	$0	$0	$870,000	$870,000	$1,740,000	$1,740,000
Bonus	0	0	0	0	350,000	350,000
Options	0	0	0	0	0	0
PSUs	448,354	448,354	799,937	448,354	448,354	896,674
RSUs	589,959	589,959	589,959	589,959	589,959	589,959
Continued Health Care Benefits(1)	0	0	0	15,174	30,348	30,348
Continued Participation in Pension and Retirement Plans(2)	0	0	0	43,966	115,350	115,350
Other Benefits and Perquisites(3)	0	0	5,000	23,100	46,200	66,200
Excise Tax Gross-Up (or Reduction)	0	0	0	0	0	0

Total	$1,038,313	$1,038,313	$2,264,896	$1,990,553	$3,320,211	$3,788,531

(1)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with Mr. Kunes' position.

(2)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(3)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)

        The Audit Committee of the Board of Directors of the Company has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 2010, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements as of, and for the year ended, June 30 of each year since the initial appointment. KPMG LLP also audited the effectiveness of internal control over financial reporting as of June 30, 2009 and provided an opinion thereon. KPMG LLP is considered by management of the Company to be well qualified. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2009 and 2008, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2009	Fiscal 2008
	(in thousands)
Audit Fees(1)	$6,198	$5,863
Audit-Related Fees(2)	115	111
Tax Fees(3)	1,325	1,094
All Other Fees	—	—

Total	$7,638	$7,068

(1)
Fees paid for professional services rendered in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries, consents for registration statements and review of the quarterly financial statements for each fiscal year.

(2)
Represents fees paid for professional services rendered in connection with the audits of the Company's employee benefit plans and other audit related services.

(3)
Represents fees paid for tax compliance services.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chair of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG provided such engagements will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Committee and reported to and ratified by the Committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2009, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval, as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2010. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means and personal contact by directors, officers and employees of the Company without additional compensation.

Stockholder Proposals and Direct Nominations

        If a stockholder intends to present a proposal for action at the 2010 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by June 3, 2010. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

        In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2010 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

                      SPENCER G. SMUL
                       Senior Vice President, Deputy General Counsel and Secretary

                      New York, New York
                      September 29, 2009

The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2009, which includes financial statements, is available, together with this Proxy Statement, at http://bnymellon.mobular.net/bnymellon/el. The Annual Report does not form any part of the material for the solicitations of proxies.

WILL ATTEND We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. OR Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature(s) of Stockholder(s) Title: Date , 2009 Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. FOLD AND DETACH HERE Mark Here for Address Change or Comments SEE REVERSE WO# Fulfillment# 58998 59044 Item 2 – Ratification of appointment of KPMG LLP as independent auditors for the 2010 fiscal year. I plan to attend the Annual Meeting FOR ALL NOMINEES with exceptions noted WITHHOLD AUTHORITY FOR ALL NOMINEES *EXCEPTIONS FOR AGAINST ABSTAIN (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the name(s) of the Nominee(s) in the space below.) *Exceptions This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR” all nominees in Item 1 and “FOR” Item 2 and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment thereof. Item 1 – Election of five (5) Class I Directors: Nominees: 01 Rose Marie Bravo 02 Paul J. Fribourg 03 Mellody Hobson 04 Irvine O. Hockaday, Jr. 05 Barry S. Sternlicht 58998 Estee Lauder Companies_r2_A_09.16.09 9/17/09 5:05 PM Page 1

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/el (Continued, and to be marked, dated and signed, on the other side) Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. WO# Fulfillment# 58998 59044 NOTICE: IF YOU PLAN TO ATTEND THE 2009 ANNUAL MEETING, PLEASE CHECK THE BOX ON THE REVERSE SIDE. AN ADMISSION TICKET WILL BE MAILED TO YOU. NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET. The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 13, 2009, 10:00 a.m. (local time) Jumeirah Essex House Grand Salon 160 Central Park South New York, New York THE ESTEE LAUDER COMPANIES INC. PROXY CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 13, 2009, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. – 58998 Estee Lauder Companies_r2_A_09.16.09 9/17/09 5:05 PM Page 2

FOR AGAINST ABSTAIN WILL ATTEND We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. OR Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature(s) of Stockholder(s) Title: Date , 2009 Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the name(s) of the Nominee(s) in the space below.) *Exceptions FOLD AND DETACH HERE Mark Here for Address Change or Comments SEE REVERSE WO# Fulfillment# 59008 59046-bl This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR” all nominees in Item 1 and “FOR” Item 2 and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment thereof. Item 2 – Ratification of appointment of KPMG LLP as independent auditors for the 2010 fiscal year. I plan to attend the Annual Meeting Item 1 – Election of five (5) Class I Directors: Nominees: 01 Rose Marie Bravo 02 Paul J. Fribourg 03 Mellody Hobson 04 Irvine O. Hockaday, Jr. 05 Barry S. Sternlicht FOR ALL NOMINEES with exceptions noted WITHHOLD AUTHORITY FOR ALL NOMINEES *EXCEPTIONS 59008 Estee Lauder Companies_r2_B_09.16.09 9/17/09 5:06 PM Page 1

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/el (Continued, and to be marked, dated and signed, on the other side) Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. WO# Fulfillment# 59008 59046-bl NOTICE: IF YOU PLAN TO ATTEND THE 2009 ANNUAL MEETING, PLEASE CHECK THE BOX ON THE REVERSE SIDE. AN ADMISSION TICKET WILL BE MAILED TO YOU. NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET. The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 13, 2009, 10:00 a.m. (local time) Jumeirah Essex House Grand Salon 160 Central Park South New York, New York THE ESTEE LAUDER COMPANIES INC. PROXY CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 13, 2009, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. – 59008 Estee Lauder Companies_r2_B_09.16.09 9/17/09 5:06 PM Page 2